UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934 (Amendment No. )

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Newport Corporation
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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NEWPORT CORPORATION

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

May 20, 2014

To the Stockholders of Newport Corporation:

NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of Newport Corporation will be held at our corporate headquarters, located at 1791 Deere Avenue, Irvine, California 92606, on Tuesday, May 20, 2014, at 9:00 a.m. Pacific Time, for the purpose of considering and acting upon the following:

1.              To elect six directors named in the proxy statement to serve for a term of one year;

2.              To ratify the appointment of Deloitte & Touche LLP as Newport’s independent auditors for the fiscal year ending January 3, 2015;

3.              To hold an advisory vote on the approval of the compensation of Newport’s named executive officers; and

4.              To transact such other business as may properly be brought before the meeting or any adjournment thereof.

The foregoing items of business are more fully described in the proxy statement accompanying this notice.

Only stockholders of record at the close of business on March 26, 2014 are entitled to notice of and to vote at the meeting.

All stockholders are cordially invited to attend the meeting.  However, to ensure your representation at the meeting, you are urged to vote by proxy prior to the meeting.  Any stockholder attending the meeting may vote in person even if he or she has voted by proxy.

By order of the Board of Directors
/s/ Jeffrey B. Coyne
Jeffrey B. Coyne
Senior Vice President, General Counsel and Corporate Secretary

April 9, 2014

Irvine, California

YOUR VOTE IS IMPORTANT.  EVEN IF YOU PLAN TO ATTEND THE MEETING, PLEASE VOTE BY PROXY PRIOR TO THE MEETING.  IF YOU CHOOSE TO VOTE BY MAIL, PLEASE DO SO PROMPTLY TO ENSURE YOUR PROXY ARRIVES IN SUFFICIENT TIME.

NEWPORT CORPORATION

PROXY STATEMENT

GENERAL INFORMATION

PROXY STATEMENT AND SOLICITATION OF PROXIES

Solicitation by Board

This proxy statement is being furnished in connection with the solicitation of proxies by our Board of Directors for use at our Annual Meeting of Stockholders to be held on May 20, 2014.

Solicitation of Proxies and Related Expenses

All expenses incurred in connection with this solicitation shall be borne by us.  We anticipate that this solicitation of proxies will be made primarily by mail and also pursuant to Rule 14a-16 promulgated under the Securities Exchange Act of 1934, as amended (the “Exchange Act”); however, in order to ensure adequate representation at the annual meeting, our directors, officers and employees may communicate with stockholders, brokerage houses and others by telephone, facsimile or electronic transmission, or in person, to request that proxies be furnished.  We may reimburse banks, brokerage houses, custodians, nominees and fiduciaries for their reasonable expenses in forwarding proxy materials to the beneficial owners of the shares held by them.  No additional compensation will be paid to our directors, officers or other employees for solicitation of proxies by such individuals.

Record Date and Voting Securities

Our Board of Directors has fixed the close of business on March 26, 2014 as the record date for the determination of stockholders entitled to receive notice of and to vote at the annual meeting.  As of the record date, there were 39,586,833 shares of our common stock outstanding and entitled to vote.  Each stockholder is entitled to one vote for each share of common stock held as of the record date.

Availability of Materials

We are making this proxy statement and our Annual Report on Form 10-K for our fiscal year ended December 28, 2013 available to all stockholders of record on the record date for the annual meeting for the first time on or about April 9, 2014.  On such date, we are mailing to each stockholder of record on the record date for the annual meeting either a Notice Regarding the Availability of Proxy Materials informing the stockholder of how to electronically access a copy of this proxy statement and our Annual Report on Form 10-K and how to vote online (the “Notice”), or printed copies of such materials, if printed copies have been previously requested by the stockholder.  If any stockholder who receives a Notice would like to receive printed copies of such materials, such printed copies may be requested by following the instructions contained in the Notice and will be provided free of charge.  Except as may be required by Securities and Exchange Commission rules and regulations, our Annual Report on Form 10-K is not to be regarded as proxy soliciting material or as communications by means of which any solicitation is to be made.

We will provide without charge to each stockholder solicited by these proxy solicitation materials a copy of our Annual Report on Form 10-K for the fiscal year ended December 28, 2013 without exhibits upon request of such stockholder made in writing to Newport Corporation, 1791 Deere Avenue, Irvine, California 92606, Attention: Investor Relations.  We will also furnish any exhibit to such Annual Report on Form 10-K if specifically requested in writing.

Quorum

A quorum is the number of shares of capital stock of a corporation that must be present in person or represented by proxy in order to transact business.  A majority of shares entitled to vote, present in person or represented by proxy, will constitute a quorum at the annual meeting.

Abstentions

When an eligible voter attends the annual meeting but decides not to vote, the voter’s decision not to vote is called an “abstention.”  Properly executed proxy cards that are marked “abstain” on any proposal will be treated as abstentions for that proposal.  We will treat abstentions as follows:

•                  abstention shares will be treated as not voting for purposes of determining the outcome on any proposal for which the minimum affirmative vote required for approval of the proposal is a plurality or a majority (or some other percentage) of the votes actually cast, and thus will have no effect on the outcome; and

•                  abstention shares will have the same effect as votes against a proposal if the minimum affirmative vote required for approval of the proposal is a majority (or some other percentage) of (i) the shares present and entitled to vote, or (ii) all shares outstanding and entitled to vote.

Broker Non-Votes

Broker non-votes occur when shares held in “street name” by a broker, bank or other nominee (each, a “Nominee”) for a beneficial owner are not voted with respect to a particular proposal because (i) the Nominee does not receive voting instructions from the beneficial owner, and (ii) the Nominee lacks discretionary authority to vote the shares.  We will treat broker non-votes as follows:

•                  broker non-votes will not be treated as shares present and entitled to vote for purposes of any matter requiring the affirmative vote of a majority or other proportion of the shares present and entitled to vote (even though the same shares are considered present for quorum purposes and may be entitled to vote on other matters).  Thus, a broker non-vote will not affect the outcome of the voting on a proposal for which the minimum affirmative vote required for approval of the proposal is a plurality or a majority (or some other percentage) of (i) the votes actually cast, or (ii) the shares present and entitled to vote; and

•                  broker non-votes will have the same effect as votes against a proposal for which the minimum affirmative vote required for approval of the proposal is a majority (or some other percentage) of all shares outstanding and entitled to vote.

A Nominee only has discretionary authority to vote shares on a proposal that is considered a “routine” matter under applicable rules and related guidance.  The proposal for the ratification of the appointment of independent auditors is considered a “routine” matter and, accordingly, a Nominee has discretionary authority to vote shares on such proposal.  The other proposals included in this proxy statement are considered “non-routine” matters, and a Nominee does not have discretionary authority to vote shares on such proposals.

Vote Required

A quorum is required for the approval of any of the proposals set forth herein.  Pursuant to Section 78.330 of the Nevada Revised Statutes, directors will be elected by a plurality of the votes cast.  The approval of each of the other proposals to be considered at the annual meeting requires the affirmative vote of the holders of a majority of the shares present and entitled to vote at the annual meeting in person or by proxy.

Voting of Proxies

Stockholders may vote by proxy or in person at the annual meeting.  To vote by proxy, stockholders may vote by Internet, telephone or mail.  The instructions and information needed to access our proxy materials and vote by Internet can be found in the Notice.  Alternatively, if printed copies of our proxy materials have been requested by a stockholder, the instructions and information needed to vote by Internet, telephone or mail can be found in the proxy card accompanying such materials.

If you are the beneficial owner of shares held by a Nominee, then your Nominee, as the record owner of the shares, must vote those shares in accordance with your instructions.  Please refer to the voting instruction form that your Nominee makes available to you for voting your shares.

Two of our officers, Charles F. Cargile and Jeffrey B. Coyne, have been designated by our Board as proxies for voting on matters brought before the annual meeting.  Each proxy properly received by us prior to the annual meeting, and not revoked, will be voted in accordance with the instructions given in the proxy.  If a choice is not specified in the proxy, the proxy will be voted (i) FOR the election of the director nominees listed therein;

(ii) FOR the ratification of the appointment of Deloitte & Touche LLP as our independent auditors for the fiscal year ending January 3, 2015; and (iii) FOR the approval of the compensation of our named executive officers.

Revoking a Proxy

Any proxy may be revoked or superseded by executing a later proxy or by giving notice of revocation in writing prior to or at the annual meeting, or by attending the annual meeting and voting in person.  Attendance at the annual meeting will not in and of itself constitute revocation of a submitted proxy.  Any written notice revoking a proxy should be sent to our Corporate Secretary at our corporate offices at 1791 Deere Avenue, Irvine, California 92606, and must be received prior to the commencement of or at the annual meeting.

If your shares are held in the name of a Nominee, you may change your vote by submitting new voting instructions to your Nominee.  Please note that if your shares are held of record by a Nominee and you decide to attend and vote at the annual meeting, your vote in person at the annual meeting will not be effective unless you present a legal proxy, issued in your name, from your Nominee.

STOCKHOLDER PROPOSALS

Any stockholder desiring to submit a proposal for action at our 2015 annual meeting of stockholders and presentation in our proxy statement for such meeting should deliver the proposal to us at our corporate offices no later than December 10, 2014 in order to be considered for inclusion in our proxy statement relating to that meeting in accordance with Rule 14a-8 promulgated under the Exchange Act.  Matters pertaining to proposals, including the number and length thereof, eligibility of persons entitled to have such proposals included in the proxy statement and other aspects are covered by Rule 14a-8 and other laws and regulations, to which interested persons should refer.

In addition, under our bylaws, any stockholder entitled to vote at a meeting of stockholders and who intends to propose business at such meeting must provide timely written notice to our Corporate Secretary.  To be timely, a stockholder’s notice must be delivered to or mailed and received at our corporate offices at least seventy-five (75) days prior to the meeting of stockholders.  Such notice shall set forth as to each matter that the stockholder proposes to bring before any meeting of stockholders: (1) a brief description of the business desired to be brought before the meeting and the reasons for conducting such business at the meeting; (2) the name and record address of the stockholder proposing such business; (3) the class and number of shares of Newport stock that are beneficially owned by the stockholder; and (4) any material interest of the stockholder in such business.  If less than ninety (90) days notice or prior public disclosure of the date of any annual meeting of stockholders is given or made to stockholders by Newport, in order to be timely, notice by the stockholder must be so received not later than the close of business on the fifteenth day following the day on which such notice of the date of the annual meeting was mailed or such public disclosure was made, whichever first occurs.  Our bylaws also contain procedures for stockholders to submit nominations of director candidates, which are discussed under the heading “Stockholder Nominations” beginning on page 10 of this proxy statement.

Rule 14a-4 promulgated under the Exchange Act governs our use of our discretionary proxy voting authority with respect to a stockholder proposal that is not addressed in our proxy statement.  Such rule provides that if a proponent of a proposal fails to notify us at least 45 days prior to the current year’s anniversary of the date of mailing of the prior year’s proxy statement, then we will be allowed to use our discretionary voting authority when the proposal is raised at the meeting, without any discussion of the matter in the proxy statement.  We anticipate that our next annual meeting will be held in May 2015.  If we do not receive any stockholder proposals for our 2015 annual meeting before February 23, 2015, we will be able to use our discretionary voting authority as outlined above.  In addition, if the stockholder does not comply with the requirements of Rule 14a-4(c)(2) promulgated under the Exchange Act, we may exercise discretionary voting authority under proxies that we solicit to vote in accordance with our best judgment on any such stockholder proposal.

OTHER MATTERS

Management is not aware of any other matters that will be presented for consideration at our 2014 annual meeting.

NEWPORT CORPORATE OFFICE

Our corporate offices are located at 1791 Deere Avenue, Irvine, California 92606.

PROPOSAL ONE

ELECTION OF DIRECTORS

BOARD OF DIRECTORS

The size of our Board is currently fixed at eight directors.  Currently, eight directors are serving on our Board, and there are no vacancies.  Our Corporate Governance Guidelines provide that no director shall stand for reelection after he or she has reached the age of seventy-three (73) years.  As such, two of our directors, Michael T. O’Neill and C. Kumar N. Patel, will not stand for reelection to the Board upon the expiration of their current terms at the 2014 annual meeting.  Our Board is evaluating the merits of filling the resulting vacancies on the Board.  No individuals have been nominated for election to fill such vacancies at the 2014 annual meeting.

Historically, the Board has been divided into four classes, with one class of directors elected each year for a term of four years.  At our 2010 annual meeting, our stockholders approved a proposal to amend our Restated Articles of Incorporation to provide for the phased elimination of the classified structure of our Board over a period of four years, and our Restated Articles of Incorporation were so amended in August 2010.  Upon the expiration of the terms of our remaining Class II directors at our 2014 annual meeting, all classes of the Board will have been eliminated, and all directors will be elected on an annual basis.

In all cases, each of our directors will hold office until his or her successor has been elected and qualified or until the director’s earlier resignation or removal, and vacancies that occur during the year may be filled by individuals appointed by the Board to serve until the next annual meeting.

Director Nominees

Based upon the recommendation of our Corporate Governance and Nominating Committee, our Board has nominated the individuals set forth below to serve as directors until our annual meeting of stockholders in 2015:

Name	Principal Occupation	Age	Director Since

Christopher Cox	Partner, Bingham McCutchen LLP; President, Bingham Consulting LLC	61	2011

Oleg Khaykin	President and Chief Executive Officer, International Rectifier Corporation	49	2010

Cherry A. Murray	Dean, School of Engineering and Applied Sciences, Harvard University	62	2014

Robert J. Phillippy	President and Chief Executive Officer, Newport Corporation	53	2007

Kenneth F. Potashner	Independent Investor	56	1998

Peter J. Simone	Independent Consultant	66	2003

Christopher Cox was appointed to the Board in November 2011.  Since July 2009, Mr. Cox has been a partner in the Corporate Practice Group of Bingham McCutchen LLP, an international law firm, and since July 2011, he has been President of the firm’s subsidiary, Bingham Consulting LLC, an international legal consulting firm.  Prior to joining Bingham, from August 2005 to January 2009, he served as the 28th Chairman of the Securities and Exchange Commission.  From 1994 to 2005, Mr. Cox served in the elected majority leadership of the U.S. House of Representatives.  He was first elected to Congress in 1988, and during his career served as Chairman of the Committee on Homeland Security following the September 11th attacks; Chairman of the Select Committee on U.S. National Security and Military/Commercial Concerns with the People’s Republic of China; Chairman of the House Policy Committee; Chairman of the Task Force on Capital Markets; Chairman of the Task Force on Budget Process Reform; and Co-Chairman of the Bipartisan Study Group on Enhancing Multilateral Export Controls.  From 1986 to 1988, Mr. Cox served as a White House counsel to President Ronald Reagan.  Previously, he had been a partner in the international law firm of Latham & Watkins, specializing in corporate and securities matters, and a member of the faculty of Harvard Business School, where he taught federal income tax.  Mr. Cox brings to the Board extensive experience in international business, capital markets and corporate governance matters, and extensive knowledge of the global defense and security industry.

Oleg Khaykin was appointed to the Board in September 2010.  Since March 2008, Mr. Khaykin has served as President and Chief Executive Officer, and as a director, of International Rectifier Corporation, a leader in the design, manufacture, and marketing of power management semiconductors for industrial, computing, consumer, automotive, and high reliability applications.  From January 2006 until February 2008, he served as Executive Vice President and Chief Operating Officer of Amkor Technology, Inc., a leading provider of semiconductor assembly and test services, having joined Amkor in May 2003 as Executive Vice President of Strategy and Business Development.  Prior to joining Amkor, Mr. Khaykin was employed by Conexant Systems Inc. and its spin-off, Mindspeed Technologies Inc., where he held positions of increasing responsibilities from 1999 to 2003, most recently as Vice President of Strategy and Business Development from June 1999 until May 2003.  Prior to Conexant, he was with the Boston Consulting Group, a leading international strategy and general management consulting firm, where he worked with many European and U.S. firms on a broad range of business and management issues.  Mr. Khaykin brings to the Board extensive experience in strategy development and international operations and in the management and operation of technology companies, particularly in the microelectronics industry.

Cherry A. Murray was appointed to the Board in March 2014.  Since July 2009, Dr. Murray has served as Dean of the School of Engineering and Applied Sciences at Harvard University.  She also holds the John A. and Elizabeth S. Armstrong Professorship of Engineering and Applied Sciences and is a Professor of Physics at Harvard.  From December 2004 to June 2009, she was employed by Lawrence Livermore National Laboratory, serving as Principal Associate Director for Science and Technology from October 2007 to June 2009 and as Deputy Director for Science and Technology from December 2004 to October 2007.  Prior to joining Lawrence Livermore, Dr. Murray was employed by Bell Laboratories, the research and development arm of AT&T and subsequently Lucent Technologies, a communications technologies company, from July 1978 to December 2004, holding a number of management positions, most recently Physical Sciences and Wireless Research Senior Vice President from October 2001 to December 2004.  She was elected to the National Academy of Sciences in 1999, to the American Academy of Arts and Sciences in 2001, and to the National Academy of Engineering in 2002.  Dr. Murray currently serves on the advisory or governing boards of a number of scientific and educational organizations.  Dr. Murray brings to the Board extensive experience in basic and applied science and high technology research and development, as well as significant contacts in the global research community.

Robert J. Phillippy joined Newport in April 1996 as Vice President and General Manager of the Science and Laboratory Products Division.  In August 1999, he was appointed to the position of Vice President and General Manager of the U.S. operations of our Industrial and Scientific Technologies Division (now a part of our Photonics Group).  In July 2004, Mr. Phillippy was appointed as President and Chief Operating Officer, and in September 2007, he was appointed as President and Chief Executive Officer and as a member of the Board.  Prior to joining Newport, Mr. Phillippy was Vice President of Channel Marketing at Square D Company, an electrical equipment manufacturer, from 1994 to 1996.  He joined Square D Company in 1984 as a sales engineer and held various sales and marketing management positions with that company prior to his appointment as Vice President in 1994.  Mr. Phillippy brings to the Board his extensive knowledge of our business, operations and markets from his roles with Newport, as well as extensive experience in the management and operation of technology companies.

Kenneth F. Potashner was elected to the Board in 1998.  He served as the Board’s Lead Independent Director from August 2003 to August 2006.  In September 2007, Mr. Potashner was appointed as Chairman of the Board.  From May 2003 to present, Mr. Potashner has been an independent investor.  From March 2012 to January 2014, he held the position of Executive Chairman at Parametric Sound Corporation, a provider of audio solutions, and he has served on that company’s board of directors since December 2011.  From 1996 to May 2003, he was Chairman of the Board of Directors of Maxwell Technologies, Inc., a manufacturer of ultracapacitors, microelectronics and high voltage capacitors, and he also served as President and Chief Executive Officer of Maxwell Technologies from 1996 to October 1998.  From November 1998 to August 2002, Mr. Potashner was President, Chief Executive Officer and Chairman of SONICblue Incorporated (formerly S3 Incorporated), a supplier of digital media appliances and services.  Mr. Potashner was Executive Vice President and General Manager of Disk Drive Operations for Conner Peripherals, a manufacturer of storage systems, from 1994 to 1996.  From 1991 to 1994, he was Vice President, Worldwide Product Engineering for Quantum Corporation, a manufacturer of disk drives.  From 1981 to 1991, he held various engineering management positions with Digital Equipment Corporation, a manufacturer of computers and peripherals, culminating with the position of Vice President of Worldwide Product Engineering in 1991.

Mr. Potashner also serves on the boards of directors of two private companies.  Mr. Potashner brings to the Board extensive experience in the management and operation of technology companies, particularly in the microelectronics industry.

Peter J. Simone was appointed to the Board in March 2003.  Mr. Simone currently serves as an independent consultant to several venture capital firms and venture-funded private companies.  Mr. Simone was Executive Chairman of SpeedFam-IPEC, Inc., a semiconductor equipment company, from June 2001 to December 2002 when it was acquired by Novellus Systems, Inc.  He served as a director of and a consultant to Active Controls eXperts, Inc. (“ACX”), a leading supplier of precision motion control and smart structures technology, from January 2000 to August 2000, and was President and a director of ACX from August 2000 to February 2001 when it was acquired by Cymer, Inc.  He served as President, Chief Executive Officer and director of Xionics Document Technologies, Inc., a provider of embedded software solutions for printer and copier manufacturers, from April 1997 until Xionics’ merger with Oak Technology, Inc. in January 2000.  Mr. Simone’s previous experience includes seventeen years with GCA Corporation, a manufacturer of semiconductor photolithography capital equipment, holding various management positions including President and director.  Mr. Simone also serves on the boards of directors of several other private and public companies.  Mr. Simone brings to the Board extensive experience in the management and operation of technology companies, particularly in the microelectronics industry, and is an “audit committee financial expert” as defined by the regulations promulgated by the Securities and Exchange Commission.

Unless otherwise instructed, each proxy received by us will be voted in favor of the election of the nominees named above as directors.  The nominees have indicated that they are willing and able to serve as directors if elected.  If the nominees should become unable or unwilling to serve, it is the intention of the persons designated as proxies to vote instead, in their discretion, for such other persons as may be designated as nominees by our Board.

The Board of Directors recommends a vote “FOR” the election of all of the nominees named in this proxy statement as directors.

Other Directorships

Mr. Khaykin currently serves on the board of directors of one other publicly reporting company, International Rectifier Corporation.  Mr. Khaykin previously served on the board of directors of Zarlink Semiconductor, Inc., a publicly reporting company, from November 2007 to October 2011.  Mr. Khaykin does not currently serve, and during the past five years has not served, on the board of directors of any other publicly reporting company or investment company.

Mr. Potashner currently serves on the board of directors of one other publicly reporting company, Parametric Sound Corporation.  Mr. Potashner previously served on the boards of directors of two publicly reporting companies, Applied Solar, Inc. (formerly, Open Energy Corporation), from 2008 to 2009, and California Micro Devices Corporation, from 2009 to 2010.  Mr. Potashner does not currently serve, and during the past five years has not served, on the board of directors of any other publicly reporting company or investment company.

Mr. Simone currently serves on the boards of directors of two other publicly reporting companies, Monotype Imaging, Inc. and Veeco Instruments, Inc.  Mr. Simone previously served on the boards of directors of two additional publicly reporting companies, Cymer, Inc. from 1993 to 2013, and Inphi Corporation from 2010 to 2013.  Mr. Simone does not currently serve, and during the past five years has not served, on the board of directors of any other publicly reporting company or investment company.

No other director currently serves, or during the past five years has served, on the board of directors of any other publicly reporting company or investment company.

CORPORATE GOVERNANCE

We are committed to promoting the best interests of our stockholders by establishing sound corporate governance practices and maintaining the highest standards of responsibility and ethics.  Our Board of Directors has adopted Corporate Governance Guidelines, which consist of written standards relating to, among other things, the composition, leadership, operation and evaluation of the Board and its committees.  The Corporate Governance and Nominating Committee of our Board reviews and evaluates, at least annually, the adequacy of and our compliance with such guidelines.  A copy of our Corporate Governance Guidelines is available on our Internet site at www.newport.com/corporategovernance.  We will also provide an electronic or paper copy of these guidelines, free of charge, upon request made to our Corporate Secretary.

Board of Directors

Independence

With the exception of Mr. Phillippy, our President and Chief Executive Officer, all of the members of our Board of Directors are “independent” as defined by Rule 5605(a)(2) of the Nasdaq Listing Rules.  Our Board has determined that no member has a relationship that would interfere with the exercise of independent judgment in carrying out his or her responsibilities as a director.  The independence of each director is reviewed periodically to assess the appropriateness of each director’s service on board committees and to ensure that at least a majority of our Board is independent.

Board Leadership

At such times as an independent director is serving as Chairman of the Board, the leadership of the Board is the responsibility of the Chairman.  Mr. Potashner, who is an independent director, has served as Chairman of the Board since September 2007.  In accordance with our Corporate Governance Guidelines, if a non-independent director, such as our Chief Executive Officer, is serving as Chairman of the Board, the leadership of the Board would be shared by the Chairman and a lead independent director who would be appointed by the independent directors from among themselves.  We believe that this leadership structure provides the appropriate level of independent oversight necessary to ensure that the Board meets its fiduciary obligations to our stockholders, that the interests of management and our stockholders are properly aligned, and that we establish and follow sound business practices and strategies that are in the best interests of our stockholders.

Board’s Role in Risk Management

The Board provides oversight with respect to our management of risk, both as a whole and through its standing committees.  The Board reviews and discusses with management at each of its regular quarterly meetings, information presented by management relating to our operational results and outlook, including information regarding risks related to our business and operations, as well as risks associated with the markets we serve.  At least annually, the Board reviews and discusses an overall risk assessment conducted by management and the strategies and actions developed and implemented by management to monitor and mitigate such risks.  The Board’s role in risk oversight has no effect on the Board’s leadership structure.

The committees of our Board provide certain additional risk oversight functions.  The Audit Committee of our Board provides risk oversight, focusing in particular on financial and credit risk.  The Audit Committee oversees the management of such risks, generally as part of its responsibilities related to the review of our financial results and our internal control over financial reporting, and specifically in connection with its consideration of particular actions being contemplated by us, such as financing and other activities affecting our capital structure.  The Compensation Committee has responsibility for overseeing the management of risk related to our compensation policies and practices.  The Compensation Committee considers risks associated with our business in developing compensation policies and the components of our executive compensation program, and periodically reviews and discusses assessments conducted by management with respect to risk that may arise from our compensation policies and practices for all employees.

Meetings

It is the policy of our Board to hold at least four regular meetings each year, typically in February, May, August and November.  The regular meeting held in May of each year coincides with our annual meeting of stockholders.  In addition, our Board holds special meetings as and when deemed necessary by the directors.  We have not adopted a formal policy regarding attendance by members of the Board of Directors at our annual meetings of stockholders; however, generally, all directors attend such meetings.  All directors attended our 2013 annual meeting of stockholders.

Our Board held six meetings (including telephonic meetings) during the fiscal year ended December 28, 2013.  Each director attended more than seventy-five percent of the aggregate of the number of meetings of the Board and the total number of meetings held by all committees of the Board on which he served.

Private Sessions

Our independent directors meet privately, without management present, at least four times during the year.  These private sessions are generally held in conjunction with the regular quarterly Board meetings.  Other private meetings are held as often as deemed necessary by the independent directors.

Committees of the Board

Our Board has three separate standing committees: the Audit Committee, the Compensation Committee and the Corporate Governance and Nominating Committee.  Each committee operates under a written charter adopted and reviewed annually by the Board.  Copies of the charters of all standing committees are available on our Internet site at www.newport.com/corporategovernance.  We will also provide electronic or paper copies of the standing committee charters free of charge, upon request made to our Corporate Secretary.  The Board may establish other committees from time to time as deemed appropriate by the Board based on the needs of the Board and the company.

Audit Committee

The Audit Committee is comprised of three directors.  The current members are Messrs. Simone (Chairman) and Khaykin and Dr. Patel.  The Board will be appointing a new member to the Audit Committee to replace Dr. Patel in May 2014, and is currently considering potential members.  Robert L. Guyett also served on the Audit Committee during 2013 until his retirement in May 2013.  None of the members serving on the Audit Committee currently or during 2013 are or have been our officers or employees, and each member qualifies as an independent director as defined by Rules 5605(a)(2) and (c)(2) of the Nasdaq Listing Rules and Section 10A(m) of the Exchange Act and Rule 10A-3 thereunder.  The Board has determined that Mr. Simone is an “audit committee financial expert” as defined by the regulations promulgated by the Securities and Exchange Commission.  The Audit Committee held ten meetings (including telephonic meetings) during the fiscal year ended December 28, 2013.

The Audit Committee has the sole authority to appoint and, when deemed appropriate, replace our independent auditors, and to compensate and oversee the work of our independent auditors.  The Audit Committee has a policy of pre-approving all audit and permissible non-audit services provided by our independent auditors and the fees associated therewith.  The Audit Committee has, among other things, the responsibility to:

•                  evaluate the qualifications and independence of our independent auditors;

•                  review and approve the scope and results of the annual audit;

•                  evaluate independently and with our independent auditors our financial and internal audit staff and the adequacy and effectiveness of our systems and internal control over financial reporting;

•                  review and discuss with management and the independent auditors the content of our financial statements prior to the filing of our quarterly reports on Form 10-Q and annual reports on Form 10-K;

•                  review the content and clarity of our press releases and related Securities and Exchange Commission reports regarding our operating results and other financial matters;

•                  review significant changes in our accounting policies;

•                  review and approve transactions with related persons for which disclosure and/or approval is required under applicable law, including Securities and Exchange Commission and Nasdaq rules;

•                  establish procedures for receiving, retaining and investigating reports of illegal acts involving us or complaints or concerns regarding questionable accounting or auditing matters, and supervise the investigation of any such reports, complaints or concerns;

•                  establish procedures for the confidential, anonymous submission by our employees of concerns or complaints regarding questionable accounting or auditing matters;

•                  review and discuss assessments conducted by management with respect to our major financial and credit risk exposures, and actions being taken to monitor and control such exposures;

•                  periodically meet with the independent auditors without management present;

•                  adopt and periodically review and assess our investment policy;

•                  oversee the management of our investment portfolio and evaluate the performance of our portfolio managers, during times in which we maintain a managed investment portfolio; and

•                  review and approve or make recommendations to the Board with respect to certain significant spending proposals.

Compensation Committee

The Compensation Committee is comprised of four directors.  The current members are Messrs. O’Neill (Chairman), Khaykin and Potashner and Dr. Patel.  The Board expects to appoint one or two new members to the Compensation Committee to replace Mr. O’Neill and Dr. Patel in May 2014, and is currently considering potential members.  Mr. Guyett also served on the Compensation Committee during 2013 until his retirement in May 2013.  None of the members serving on the Compensation Committee currently or during 2013 are or have been our officers or employees, and each member qualifies as an independent director as defined by Rules 5605(a)(2) and (d)(2) of the Nasdaq Listing Rules.  The Compensation Committee held three meetings during the fiscal year ended December 28, 2013.  The Compensation Committee has, among other things, the responsibility to:

•                  develop and implement and review the competitiveness of our executive compensation programs, evaluate and take into consideration the results of stockholder advisory votes on executive compensation, and approve all cash and equity compensation for our Chief Executive Officer and other executive officers;

•                  review and discuss assessments conducted by management with respect to risks that may arise from our compensation policies and practices for all employees;

•                  oversee the development of and administer our long-term incentive plans, including equity-based incentive plans;

•                  develop guidelines for and approve awards to key personnel under our equity-based incentive plans; and

•                  evaluate the form and amount of director compensation and make recommendations to the Board related thereto.

Additional information regarding the Compensation Committee’s consideration and determination of executive officer and director compensation is included under the sections entitled “Compensation Discussion and Analysis” beginning on page 13, and “Director Compensation” beginning on page 34, of this proxy statement.

Corporate Governance and Nominating Committee

The Corporate Governance and Nominating Committee is comprised of four directors.  The current members are Messrs. Potashner (Chairman), O’Neill and Simone and Dr. Patel.  The Board expects to appoint one or two new members to the Corporate Governance and Nominating Committee to replace Mr. O’Neill and Dr. Patel in May 2014, and is currently considering potential members.  None of the members of the Corporate Governance and Nominating Committee are or have been our officers or employees, and each member qualifies as an independent director as defined by Rule 5605(a)(2) of the Nasdaq Listing Rules.  The Corporate Governance and Nominating Committee held three meetings during the fiscal year ended December 28, 2013.

The Corporate Governance and Nominating Committee ensures that the Board is properly constituted to meet its fiduciary obligations to Newport and our stockholders and that we have and follow appropriate governance standards.  To carry out this purpose, the Corporate Governance and Nominating Committee has, among other things, the responsibility to:

•                  develop, continually assess and monitor compliance with our corporate governance guidelines;

•                  evaluate the size and composition of our Board, the criteria for Board membership and the independence of Board members;

•                  oversee the evaluation of the performance of our Board and its committees and our management;

•                  assist our Board in establishing appropriate committees and recommend members for such committees;

•                  identify, evaluate and recommend to our Board candidates for nomination and election as members of our Board; and

•                  review and make recommendations to our Board regarding our responses to proposals and advisory votes received from stockholders, and engage in discussions with the proponents of approved stockholder proposals.

Identifying and Evaluating Director Candidates

The Corporate Governance and Nominating Committee identifies potential director candidates through a variety of sources, including recommendations made by current or former directors, members of our executive management, stockholders and business, academic and industry contacts.  When appropriate, a search firm may be retained by the Corporate Governance and Nominating Committee to identify director candidates.  Dr. Murray, who was appointed to the Board in March 2014, was recommended as a director candidate by one of our non-employee directors.

There are no specific minimum qualifications that the Corporate Governance and Nominating Committee requires to be met by a director nominee recommended for a position on the Board, nor are there any specific qualities or skills that are necessary for one or more members of our Board to possess, other than as are necessary to meet the requirements of the rules and regulations applicable to us.  The Corporate Governance and Nominating Committee reviews and assesses at least annually the size and composition of our Board and the criteria for Board membership, including business background, experience, judgment, independence, character, age, diversity, and other relevant matters.  Director candidates are evaluated based on such established criteria and certain provisions of our bylaws.  Our Board does not have a formal policy regarding racial/ethnic, gender or other diversity of director candidates, but considers diversity as a factor in evaluating such candidates.

In assessing the composition of the Board, the Corporate Governance and Nominating Committee considers the Board’s current and anticipated needs, and makes every effort to maintain appropriate balance of different business backgrounds, skills and expertise based on the nature and requirements of our business and the markets that we serve.  In evaluating a potential director candidate, the Corporate Governance and Nominating Committee considers all relevant information regarding the candidate, including the membership criteria stated above, and whether the candidate would meet the Committee’s objectives for the overall composition of the Board, as well as the candidate’s ability and willingness to devote adequate time to Board responsibilities.  When appropriate, the Corporate Governance and Nominating Committee will recommend qualified candidates for nomination by the full Board.  Any stockholder may recommend candidates for evaluation by the Corporate Governance and Nominating Committee by submitting a written recommendation to our Corporate Secretary in accordance with the requirements described under the heading “Stockholder Nominations” below.  The Corporate Governance and Nominating Committee will consider any such recommended candidates in the same manner as all other proposed candidates in accordance with these standards.

Stockholder Nominations

In accordance with our bylaws, stockholders may nominate a candidate for election as director by delivering a written notice to our Corporate Secretary at least ninety (90) days prior to the date corresponding to the record date of our previous year’s annual meeting in the event of election at an annual meeting, and at least seventy-five (75) days prior to the initiation of solicitation to our stockholders for election in the event of election other than at an annual meeting.  Such notice shall set forth (1) the name, age, business address and residence address of such nominee, (2) the principal occupation or employment of such nominee, (3) the number of shares (if any) of our capital stock that are beneficially owned by such nominee, and (4) such other information concerning such nominee as would be required under the then-current rules of the Securities and Exchange Commission to be included in a proxy statement soliciting proxies for the election of the nominee.  Any such notice shall be accompanied by a signed consent of such nominee to serve as a director, if elected.  If the Corporate Governance and Nominating Committee or the Board determines that any nomination made by a stockholder was not made in accordance with the foregoing procedures, the rules and regulations of the Securities and Exchange Commission or other applicable laws or regulations, such nomination will be void.  Our bylaws also contain certain restrictions on the eligibility of a person to be elected or to serve as a director who is an employee, officer, director or agent of, or is otherwise affiliated with, a business entity that competes with us, as more specifically described in our bylaws.  Such restrictions will also be taken into account in determining whether any nomination made by a stockholder is proper.

Communications with our Board

Any stockholder may communicate with our Board, any Board committee or any individual director.  All communications should be made in writing, addressed to the Board, the Board committee or the individual director, as the case may be, in care of our Corporate Secretary, mailed or delivered to our corporate offices at 1791 Deere Avenue, Irvine, California 92606.  Our Corporate Secretary will forward or otherwise relay all such communications to the intended recipient(s).

Corporate Responsibility

Code of Ethics

Our Board has adopted a written code of ethics that applies to our Chief Executive Officer, Chief Financial Officer, Corporate Controller and persons performing similar functions.  Such code of ethics consists of standards that, among other things, are designed to deter wrongdoing and to promote honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships; full, fair, accurate, timely and understandable disclosure in reports and documents that we file with, or furnish to, the Securities and Exchange Commission and/or make in other public communications; compliance with applicable governmental laws, rules and regulations; the prompt internal reporting of violations of the code of ethics to our Legal Department and/or our Audit Committee; and accountability for adherence to the code of ethics.  A copy of our code of ethics is available on our Internet site at www.newport.com/corporategovernance.  We will also provide an electronic or paper copy of the code of ethics, free of charge, upon request made to our Corporate Secretary.  If any substantive amendments are made to the written code of ethics, or if any waiver (including any implicit waiver) is granted from any provision of the code of ethics to our Chief Executive Officer, Chief Financial Officer or Corporate Controller, we will disclose the nature of such amendment or waiver on our Internet site at www.newport.com/corporategovernance or, if required, in a current report on Form 8-K.

Procedures for Submitting Complaints Regarding Accounting and Auditing Matters

We are committed to compliance with all applicable securities laws and regulations, accounting standards and accounting controls.  The Audit Committee has established written procedures for the receipt, retention and treatment of complaints received by us regarding accounting, internal accounting controls or auditing matters, and the confidential, anonymous submission by our employees of concerns or complaints regarding such matters.  The Audit Committee oversees the handling of such concerns or complaints.  The procedures for non-employees to submit concerns or complaints regarding accounting, internal accounting controls and auditing matters are available on our Internet site at www.newport.com/corporategovernance.  We will also provide an electronic or paper copy of these procedures free of charge, upon request made to our Corporate Secretary.

EXECUTIVE OFFICERS

We currently have six executive officers who serve at the pleasure of our Board and are elected on an annual basis:

Name	Age	Title

Robert J. Phillippy	53	President and Chief Executive Officer

Charles F. Cargile	49	Senior Vice President, Chief Financial Officer and Treasurer

Jeffrey B. Coyne	47	Senior Vice President, General Counsel and Corporate Secretary

David J. Allen	59	Senior Vice President and General Manager, Lasers Group

Laurence D. Parson	65	Senior Vice President and General Manager, Optics Group

Dennis L. Werth	59	Senior Vice President and General Manager, Photonics Group

Mr. Phillippy’s biography is presented on page 5.  The biographies of our other executive officers are set forth below.

Charles F. Cargile joined us in October 2000 as Vice President and Chief Financial Officer.  In July 2004, he was appointed Senior Vice President.  He has also served as Treasurer since April 2013 and previously from February 2005 until April 2010.  Prior to joining us, Mr. Cargile was Vice President, Finance and Corporate Development for York International Corporation (now a division of Johnson Controls, Inc.), a manufacturer of air conditioning and refrigeration products.  He joined York in November 1998, and served in a number of executive positions, including Corporate Controller and Chief Accounting Officer, until his promotion to Vice President, Finance and Corporate Development in February 2000.  Prior to joining York, Mr. Cargile was employed by Flowserve Corporation, a global company engaged in the design, manufacture, distribution and service of industrial flow management equipment, in various positions, most recently as Corporate Controller and Chief Accounting Officer from February 1995 to November 1998.

Jeffrey B. Coyne joined us in June 2001 as Vice President, General Counsel and Corporate Secretary.  In July 2004, he was appointed Senior Vice President, with responsibility for human resources in addition to legal affairs.  Prior to joining us, Mr. Coyne was a partner in the Corporate and Securities Law Department of Stradling Yocca Carlson & Rauth, our outside corporate counsel, from January 2000 to June 2001, and was an associate attorney at such firm from February 1994 to December 1999.  From November 1991 to February 1994, Mr. Coyne was an associate attorney at Pillsbury Madison & Sutro (now Pillsbury Winthrop Shaw Pittman LLP), an international law firm.  Mr. Coyne is a member of the State Bar of California and the Orange County Bar Association.

David J. Allen joined us in March 2007 as Vice President and General Manager of our Lasers Division.  In May 2012, he was appointed as Senior Vice President, and he now holds the position of Senior Vice President and General Manager of our Lasers Group.  Prior to joining us, from October 1999 to July 2006, Mr. Allen was employed by Agilent Technologies, Inc., a global provider of measurement and analytical instrumentation, and Avago Technologies, Inc., a company which was formed in December 2005 by the spin-off of Agilent’s semiconductor products division.  During such time, he held a number of management positions, most recently serving as Vice President and General Manager, Fiber Optics Products Division from April 2004 to July 2006, as Vice President and General Manager, Networking Solutions Business Unit from November 2003 to December 2005, and as Vice President and General Manager, Personal Systems Business Unit from November 2001 to October 2003.  Prior to his positions with Agilent and Avago, Mr. Allen held various management positions at Hewlett-Packard Company from December 1984 to October 1999.  Prior to joining Hewlett-Packard Company, Mr. Allen held various sales positions at General Electric Company.

Laurence D. Parson joined us in July 2004 through our acquisition of Spectra-Physics, Inc. and related photonics businesses, serving as Vice President of the North American Sales and Service Organization for our Lasers Division, which was formed at the time of the acquisition.  In September 2005, Mr. Parson was appointed as Vice President of the Integrated Solutions Business of our former Photonics and Precision Technologies Division.  In January 2013, in connection with the realignment of our operating groups, he was appointed as Senior Vice President and General Manager of our Optics Group, which includes the Integrated Solutions Business and substantially all of our optics businesses.  Mr. Parson previously served as Vice President and General Manager of the Passive Components

Division of Spectra-Physics from 2000 until 2003, when he was appointed as Vice President of the North American Sales and Service Organization for Spectra-Physics.  Prior to joining Spectra-Physics, he was Vice President, Optics, for Coherent Inc., a manufacturer of lasers and precision optics, from 1998 to 1999.  Prior to joining Coherent, Mr. Parson was employed by Optical Coating Laboratory Inc., a manufacturer of optical thin film coatings and components that is now a subsidiary of JDS Uniphase Corporation, where he held various leadership roles, including Vice President and General Manager, Glare Guard Division from 1991 to 1996, and Vice President, North American and Asian Sales from 1996 to 1998.

Dennis L. Werth joined us in July 2004, serving as Senior Director and General Manager of the Oriel Instruments business, which we acquired as a part of our acquisition of Spectra-Physics, until February 2005.  From February 2005 to January 2013, Mr. Werth served as Vice President of the Precision Components and Systems Business of our former Photonics and Precision Technologies Division.  In January 2013, in connection with the realignment of our operating groups, he was appointed as Senior Vice President and General Manager of our Photonics Group, which includes the Precision Components and Systems Business and the photonics businesses of our former Ophir Division.  Prior to joining Oriel Instruments in January 2004, Mr. Werth was the Chief Operating Officer of Isowave, a supplier of advanced optical materials and fiber optic components serving the telecommunications and R&D markets, from July 2001 to December 2003.  From November 1996 to June 2001, he served as Business Segment Leader, Electronic Components and Electronic Article Surveillance, at Allied Signal, Inc., a diversified manufacturer, which merged with Honeywell, Inc. in 1999.  Prior to joining Allied Signal, from May 1985 to June 1996, Mr. Werth held various management positions of increasing responsibility at Amoco Corporation, most recently serving as Vice President of Marketing and Business Development of that company’s ATx Telecom Systems, Inc. subsidiary (formerly, Amoco Laser Company, which Mr. Werth co-founded in 1987 and which was sold to Scientific Atlanta in June 1996).

Family Relationships

There are no family relationships between any director, executive officer or person nominated or chosen to become a director or executive officer.

COMPENSATION DISCUSSION AND ANALYSIS

This Compensation Discussion and Analysis provides information about the compensation objectives and policies for our Chief Executive Officer, our Chief Financial Officer and our three other most highly compensated executive officers (our “named executive officers”) to give context to the information contained in the compensation tables that follow this Compensation Discussion and Analysis.  In this Compensation Discussion and Analysis, we refer to the Compensation Committee of our Board as the “Committee,” and the terms “we,” “us” and “our” refer to the company.

Executive Summary

Emphasis on Pay-for-Performance

The core of Newport’s executive compensation philosophy and practice continues to be to pay-for-performance.  Newport’s executive officers are compensated in a manner consistent with our strategy, competitive practice, sound corporate governance principles, and stockholder interests and concerns.  We believe that our compensation program is strongly aligned with the long-term interests of our stockholders.  A significant portion of each named executive officer’s total compensation is tied to the achievement of pre-established performance objectives, and for 2013, performance-based compensation accounted for approximately 50% to 60% of each named executive officer’s target total direct compensation, as follows:

•                  Our cash incentive plan provides for payouts that are 100% tied to the achievement of financial performance goals, and the payouts for all financial measures are conditioned upon the achievement of at least the minimum level for each executive’s primary profitability goal.

•                  In addition, the vesting of all restricted stock unit awards granted to our executives in 2013 was conditioned upon achievement of certain profitability levels for 2013, in addition to time-based vesting over a three-year period.

A breakdown of the elements of Mr. Phillippy’s compensation, as percentages of his target total direct compensation for 2013, is shown in Figure 1 below.  An average breakdown of the elements of compensation of our other named executive officers, as percentages of target total direct compensation for 2013, is shown in Figure 2 below.

Breakdown of Elements of 2013 Target Total Direct Compensation

Robert J. Phillippy	Average of Other Named Executive Officers

Figure 1	Figure 2

In Figures 1 and 2 above, the percentages of 27% and 22% for Mr. Phillippy and for all other named executive officers, respectively, correspond to the target payouts under our cash incentive plan, which are 100% tied to the achievement of financial performance goals.  The percentages of 33% and 29% for Mr. Phillippy and for all other named executive officers, respectively, correspond to the grant date values of restricted stock units awarded to the executives in 2013, the vesting of which was conditioned upon achievement of certain profitability levels for 2013, in addition to time-based vesting over a three-year period.  The percentages of 16% and 14% for Mr. Phillippy and for all other named executive officers, respectively, correspond to the grant date values of stock-settled stock appreciation rights awarded to the executives in 2013, which are subject to time-based vesting over a three-year period.  The percentages of 24% and 35% for Mr. Phillippy and for all other named executive officers, respectively, correspond to the 2013 base salaries of the executives.

In 2013, we experienced challenging market conditions in most of our primary end markets, and our net sales declined to $560.1 million in 2013 from $595.3 million in 2012.  This lower sales level had a significant negative impact on our profit level.  Based on our 2013 financial performance, while we exceeded the minimum performance levels established under our cash incentive plan for certain cash flow measures, we did not achieve the minimum levels for the profitability measures or any of the other financial measures.  As such, none of our named executive officers received any payouts under our 2013 cash incentive plan.  However, we did achieve the target profitability level established for the restricted stock unit awards granted to our executives in 2013, and so those awards will continue to vest in accordance with their time-based vesting schedule.  We believe that these results demonstrate the strong linkage between Newport’s performance and the compensation of our executives.

Alignment with Long-Term Interests of Stockholders

We provide a significant portion of each named executive officer’s total compensation in the form of equity awards that vest over multiple years, which encourages the executive to remain employed by us and to drive sustained, long-term financial performance.  In 2013, our executives received a combination of restricted stock units with both performance-based conditions and a three-year time-based vesting schedule, and stock-settled stock appreciation rights with a three-year time-based vesting schedule.  The stock appreciation rights awarded to our executives are intended to incentivize them to drive performance that will increase stockholder value, as executives can realize value under the awards only if and to the extent that our stock price increases following the grant date.  We believe that the types and structure of equity awards granted to our executives align the interests of our executives with those of our stockholders to build long-term stockholder value, while also minimizing stockholder dilution.

Competitive Pay Reflecting Best Practices

We pay compensation to our named executive officers at levels that are competitive with other technology companies of similar size and scope, as measured by a range of annual revenue, number of employees and market capitalization.  For 2013, based on peer group compensation data and other factors, the Committee determined that the compensation of our executive officers continued to be below the 50th percentile of market, and accordingly approved certain increases to the compensation of our named executive officers, as discussed in more detail below.  Such increases brought the Mr. Phillippy’s target total direct compensation to a level that was approximately 27% below the 50th percentile of market, and brought the target total direct compensation of the other named executive officers within a range of approximately 1% above to 18% below the 50th percentile of market.  Consistent with the Committee’s pay-for-performance philosophy, such increases were more heavily weighted towards performance-based compensation.

Overview of Executive Compensation Program and Objectives

Our executive compensation program is intended to fulfill three primary objectives: first, to attract and retain the high-caliber executives required for the success of our business; second, to reward these executives for strong financial and operating performance; and third, to align their interests with those of our stockholders to incentivize them to create long-term stockholder value.

To fulfill these objectives, the Committee has adopted the following policies:

•                  paying compensation that is competitive with other technology companies in our markets and in our geographic locations that have revenue levels, number of employees and market capitalization that are comparable with ours;

•                  tying a significant portion of our executives’ total compensation to performance, by:

•                  providing annual cash incentives that are tied to the achievement of pre-established financial performance objectives; and

•                  providing long-term equity-based incentives, a significant portion of which are tied to the achievement of pre-established financial performance objectives, and for which the value ultimately realized by the executive is tied to our stock price; and

•                  providing significant long-term incentives to executives to encourage them to remain with Newport for long and productive careers and to build long-term stockholder value.

Implementation of Our Compensation Objectives and the Role of Our Compensation Committee

Our executive compensation program is overseen and administered by the Committee, which is comprised entirely of independent directors as determined in accordance with applicable Nasdaq, Securities and Exchange Commission and Internal Revenue Service rules.  The Committee operates under a written charter adopted and reviewed annually by our Board.  A copy of this charter is available on our Internet site at www.newport.com/corporategovernance.  We will also provide electronic or paper copies of this charter, free of charge, upon request made to our Corporate Secretary.

The Committee is guided by the above policies in designing and administering our executive compensation program.  In determining the particular elements of compensation that will be used to implement these compensation policies and the allocation of compensation among these elements, the Committee takes into consideration a number of factors related to our performance, such as our revenue, profit and other financial performance and goals, as well as competitive practices among our peer companies.  The Committee also evaluates risk factors associated with our businesses in determining our compensation policies and the components of our executive compensation program.  Members of the Audit Committee also serve as members of the Committee, which provides the Committee with further insight regarding our business risks and additional information in considering the impact of those risks on our compensation structure and pay practices.

The Committee typically determines each executive’s target total annual cash compensation (salary and cash incentive) and target total direct compensation (salary, cash incentive and long-term equity incentive) after reviewing similar compensation information from a group of peer companies in the high technology industry with whom we compete for executive talent.  This review generally occurs in the second half of each year, in order to align the

Committee’s compensation decisions with our annual operating planning process.  Any adjustments to compensation will then become effective for the next succeeding year.  Adjustments to base salaries (if any) are generally effective as of April 1 of each year and adjustments to target incentives (if any) are effective for the full succeeding year.

The Committee most recently engaged compensation consultants, Radford Compensation Consulting, a consulting unit of Aon Inc. (“Radford”), in July 2012 to conduct a market study of executive compensation levels, which study was updated in November 2012 due to changes in the responsibilities of certain executives.  The Committee reviewed such study in August and November of 2012 in connection with its executive compensation determinations for 2013.  In August 2013, in light of the current business conditions and our outlook for 2014, the Committee determined that it was not necessary to conduct a new market study of executive compensation levels.  As such, in November 2013, the Committee reviewed the market data and recommendations that had been provided by Radford in 2012 and used such data and recommendations (with minor adjustments based on trend data) to assist the Committee in establishing compensation levels and plans for 2014.

In connection with the Committee’s review of executive compensation in August and November of 2012, the Committee considered the following 26 high technology companies of similar size and scope as Newport, as measured by ranges of annual revenue, number of employees and market capitalization:

ATMI, Inc.	GSI Group, Inc.	Oclaro, Inc.
Brooks Automation, Inc.	II-VI Incorporated	OmniVision Technologies, Inc.
Cabot Microelectronics Corp.	Intersil Corp.	Photronics, Inc.
Ceradyne, Inc.	ION Geophysical Corp.	QLogic Corp.
Coherent, Inc.	IPG Photonics, Inc.	Rofin-Sinar Technologies, Inc.
Cymer, Inc.	Kulicke and Soffa Industries, Inc.	Silicon Laboratories, Inc.
Emulex Corp.	Microsemi Corp.	Standard Microsystems Corp.
Entegris, Inc.	MKS Instruments, Inc.	Veeco Instruments, Inc.
FEI Company	National Instruments Corp.

Newport ranked in the 49th percentile with respect to revenue and income, 82nd percentile with respect to number of employees, and 16th percentile with respect to market capitalization, of this peer group.

Data on the compensation practices of these peer companies is generally gathered by the Committee’s compensation consultants through searches of publicly available information, as well as the Radford Global Technology Survey.  Peer group data is gathered with respect to target total direct compensation, which includes base salary, target annual incentive and target annual equity awards (including stock options, stock appreciation rights and restricted stock), but excludes pension and deferred compensation benefits and benefits that are generally available to all employees, such as 401(k) plan matching contributions and health care coverage.

The Committee generally targets base salaries, target annual incentive compensation and equity compensation at the 50th percentile of the peer group, and ties a significant portion of our executives’ total compensation to the achievement of pre-established performance objectives and/or increases in the price of our stock, which the Committee believes helps to align the interests of executives with those of our stockholders.  The base salary, target annual incentive compensation and equity compensation amounts for each executive may vary from the 50th percentile of the peer group data depending on the factors the Committee considers most relevant each year, which include an executive’s performance, the scope of the executive’s position and responsibilities, and internal pay equity among our executive officers.

Role of Compensation Consultants in the Compensation Determination Process

The Committee has the authority to engage its own compensation consultants and other independent advisors to assist in designing and administering our executive compensation policies and programs.  The Committee directly engaged Radford in the second half of 2012 to conduct market studies of compensation levels and structures, which included a review and analysis of (i) executive cash and equity compensation, (ii) broad-based equity compensation, and (iii) non-employee director cash and equity compensation.  Radford was requested by the Committee to present assessments of our compensation levels relative to our peer companies and to provide recommendations regarding the compensation levels and the structure of our compensation plans.  The Committee reviewed Radford’s recommendations in August and November of 2012 and used them to assist the Committee in establishing compensation levels and plans for 2013.  In November 2013, the Committee reviewed the market data and recommendations that had been provided by Radford in 2012 and used such data and recommendations (with minor adjustments based on trend data) to assist the Committee in establishing compensation levels and plans for 2014.  In February 2014, in connection with its consideration of the cash incentive plan structure for 2014, one of the factors considered by the Committee was the recommendation of The Alexander Group, a compensation consultant engaged by management to review our non-executive incentive plans, that moving to six-month performance periods would allow for more effective goal setting given the cyclicality of certain areas of our business.

Separate units of Aon Inc. (“Aon”) performed advisory and brokerage services for us in 2013 relating to certain lines of insurance.  The fees for such other services performed by Aon did not exceed $120,000 during our fiscal year ended December 28, 2013.  The Alexander Group did not perform any services for us in 2013 other than their review of our non-executive incentive plans, for which we paid them a total of approximately $122,000 during 2013.  The Committee has evaluated the relationships among Newport, the Committee, Aon and Radford, as well as the relationships among Newport, the Committee and The Alexander Group, taking into account the following six factors: (i) the provision of other services to Newport by such consultants; (ii) the amount of fees received from Newport by such consultants, as a percentage of their total revenue; (iii) the policies and procedures of such consultants that are designed to prevent conflicts of interest; (iv) any business or personal relationships of such consultants with a member of the Compensation Committee; (v) any Newport stock owned by such consultants; and (vi) any business or personal relationships of such consultants with any of Newport’s executive officers, and has determined that no conflicts of interest have been raised by the work performed by such consultants in making recommendations relating to Newport’s executive and director compensation.

Role of Management in the Compensation Determination Process

The Committee periodically meets with our Chief Executive Officer and/or other executive officers to obtain recommendations with respect to compensation programs for executives and other employees.  Our Chief Executive Officer makes recommendations to the Committee on the base salaries, incentive targets and measures and equity compensation for our executives and other key employees, generally in accordance with the recommendations of the Committee’s compensation consultants but occasionally proposing adjustments for reasons of individual performance and scope of responsibility, internal equity and retention risk.  The Committee considers, but is not bound to and does not always accept, management’s recommendations with respect to executive compensation.  The Committee has made modifications to several of management’s proposals in recent years.  Our Chief Executive Officer and other executives attend most of the Committee’s meetings, but the Committee also holds private sessions outside the presence of members of management and non-independent directors.  The Committee discusses our Chief Executive Officer’s compensation package with him, but makes decisions with respect to his compensation without him present.  The Committee has delegated to management the authority to make decisions regarding salary adjustments, annual incentives and long-term incentive awards for employees other than executive officers and certain other members of senior management under guidelines set by the Committee.  The Committee has not delegated any of its authority with respect to the compensation of executive officers and certain other members of senior management.

Consideration of Results of Advisory Votes of Stockholders on Executive Compensation

The Committee is very interested in the ideas and concerns of our stockholders regarding executive compensation matters, and pursuant to Rule 14a-21(a) promulgated under the Exchange Act, we periodically seek approval of the compensation of our named executive officers from our stockholders on an advisory basis.  At our 2013 annual meeting of stockholders, we held an advisory vote for our stockholders to approve the compensation of our named executive officers.  The holders of approximately 96% of the shares of our common stock present and entitled to vote on the proposal voted in favor of the approval of the compensation of our named executive officers.  The Committee considered the results of this vote and, based in part on the level of support received from our stockholders, the Committee determined not to make any significant changes to our executive compensation programs and policies.

Based on the significant support expressed by our stockholders at our 2011 annual meeting for holding such advisory votes on an annual basis, our Board determined that we will seek advisory votes on the approval of executive compensation on an annual basis until our annual meeting in 2017, at which time we will ask our stockholders to approve, on an advisory, non-binding basis, how frequently thereafter we will seek an advisory vote from stockholders on the approval of executive compensation.  Although such advisory votes are not binding on us, the

Committee values feedback from our stockholders, and has considered, and will continue to consider in the future, the outcomes of such votes in developing compensation programs and making compensation decisions.

At our 2014 annual meeting, we will be seeking an advisory vote on the approval of the compensation of our named executive officers as disclosed in this proxy statement, as described in Proposal Three beginning on page 47.

Elements of 2013 Executive Compensation Program

There are five major elements that comprise our executive compensation program: (i) base salary; (ii) cash incentives; (iii) long-term equity incentives; (iv) retirement benefits provided under our 401(k) plan; and (v) executive perquisites and benefits and generally available benefit programs.  The Committee has selected these elements because it believes that each helps to fulfill one or more of the principal objectives of our executive compensation policy.  The Committee believes that the combination of these compensation elements is effective in achieving the objectives of our executive compensation program.  The Committee will continue to review all elements of our executive compensation program on at least an annual basis to ensure that they remain competitive and that each element continues to be effective in achieving our objectives.

Base Salary

The Committee reviews the base salaries for our executives on at least an annual basis and makes adjustments thereto as it deems appropriate in its sole discretion.  The Committee generally targets base salary levels at approximately the 50th percentile of the peer group, but the Committee also takes into account factors such as the scope of the executives’ responsibilities, their performance and contributions to our success, length of service with the company and internal pay equity among our executives in determining base salary levels.  Although the Committee’s general policy is for executive compensation to be more heavily weighted towards performance-based compensation, it has continued to make base salaries a significant part of the total executive compensation package to remain competitive in attracting and retaining executive talent.

The peer group data reviewed by the Committee in November 2012 indicated that Mr. Phillippy’s 2012 base salary was approximately 18% below the 50th percentile of market, and that the 2012 base salaries of our other named executive officers included in this proxy statement ranged from approximately 4% to 19% below the 50th percentile of market.  After reviewing the peer group data, and based on recommendations provided by Radford and changes in the responsibilities of certain named executive officers, the Committee increased Mr. Phillippy’s base salary for 2013 by approximately 3%, and increased the base salaries of the other named executive officers for 2013 by amounts ranging from approximately 3% to 22%.  Such increases brought Mr. Phillippy’s base salary to a level that was approximately 15% below the 50th percentile of market, and brought the base salaries of the other named executive officers within a range of approximately 1% to 9% below the 50th percentile of market.  The Committee determined that these levels were appropriate based on the responsibilities and performance of each named executive officer and internal equity considerations, as well as on our 2013 financial outlook and operating plan.

In November 2013, after considering the executive compensation assessment conducted by Radford in 2012 and the recommendations of Radford (with minor adjustments based on trend data), as well as our 2014 financial outlook and operating plan, the Committee increased Mr. Phillippy’s base salary for 2014 by 2.5%, and increased the base salaries of the other named executive officers for 2014 by amounts ranging from 2.5% to 5%.

Cash Incentives

Our executives participate in a cash incentive plan developed by the Committee each year.  These cash incentive plans focus on linking a significant portion of each executive’s total compensation to the achievement of pre-established performance goals.  The Committee also may award bonuses outside of these cash incentive plans, but the Committee did not award any such bonuses for 2013.

For 2013, the Committee established a cash incentive plan under which 100% of the incentive payouts were tied to the achievement of financial performance goals for the full year of 2013.  The Committee determined the target incentive amount and weighting of performance measures for each executive, as well as the performance targets and payout structure, as discussed below.

Target Incentives.  The Committee generally sets target incentive levels at approximately the 50th percentile of the peer group, but the Committee also takes into account factors such as the scope of the executives’ responsibilities, their performance and contributions to our success, length of service with the company and internal pay equity among our executives in determining such target levels.  For 2013, the target cash incentives for the named executive officers were as follows:

Name	Target Incentive (as % of Base Salary)	Target Incentive ($)
Robert J. Phillippy	112%	$582,400
Charles F. Cargile	80%	296,800
Jeffrey B. Coyne	60%	183,600
Dennis L. Werth	60%	183,000
Laurence D. Parson	60%	168,000

These target incentive levels were generally in line with the peer group data reviewed by the Committee in November 2012, but the target incentives for certain named executive officers were set by the Committee based on the factors listed above.

Payout Structure.  Under our cash incentive plans, the Committee generally establishes minimum, target and maximum achievement levels for each financial measure.  The Committee believes that this structure is appropriate because it provides a partial reward for performance that is near, but slightly below, the target level, while incentivizing the executive to exceed the target level.  For the 2013 cash incentive plan, the Committee set the minimum level for each profitability measure, and the target level for each other financial measure, at approximately the levels set forth in our annual operating plan.  The minimum, target and maximum performance levels corresponded to payout levels of 0%, 100% and 200%, respectively, of the executive’s target incentive.  The table entitled “Grants of Plan-Based Awards in Fiscal Year 2013” on page 28 sets forth the minimum, target and maximum payout levels for each executive under the cash incentive plan for 2013.

Payouts were prorated on a straight-line basis for achievement between the minimum and target levels or between the target and maximum levels.  If we did not exceed the minimum performance level for a measure, no payout would be made for that measure.  In addition, the payout for all of the financial measures was conditioned upon the achievement of at least the minimum level for the executive’s primary profitability goal (consolidated operating income for Messrs. Phillippy, Cargile and Coyne, and group operating income for Messrs. Parson and Werth), as the Committee believes that no incentive should be paid to the executive unless a minimum profitability level is achieved.

Performance Measures.  The financial performance measures for each executive are selected by the Committee each year based on our corporate goals for that year and the Board’s priorities.  The measures selected, and their relative weighting, vary among the executives based upon such executive’s area of responsibility and potential impact on our operating and financial performance, to strengthen the correlation between performance and reward.  Management provides recommendations to the Committee with respect to financial performance measures for each executive and the relative weighting of such measures, but the Committee makes all final determinations with respect to the performance measures and relative weightings.  The Committee has made modifications to several of management’s proposals in recent years.

For 2013, the Committee selected a combination of performance measures for each named executive officer, based on sales, profitability and cash flow, which it believed were the most important measures of management’s performance in achieving the goals of profitable growth and effective financial management established by the Board.  The Committee believes that these goals are among the most important drivers of stockholder value.

For 2013, the financial performance measures and relative weightings thereof for each named executive officer were as follows:

	Consolidated				Operating Group(1)
Name	Earnings Per Share	Operating Income	Net Sales	Free Cash Flow	Operating Income	Net Sales	Cash Flow
Robert J. Phillippy	25%	15%	40%	20%	—	—	—
Charles F. Cargile	25%	15%	40%	20%	—	—	—
Jeffrey B. Coyne	25%	15%	40%	20%	—	—	—
Dennis L. Werth	—	15%	—	—	25%	40%	20%
Laurence D. Parson	—	15%	—	—	25%	40%	20%

(1)         Mr. Werth’s financial measures were tied to the performance of the Photonics Group, and Mr. Parson’s financial measures were tied to the performance of the Optics Group, representing their respective primary areas of responsibility during 2013.

The minimum, target and maximum performance levels established for the 2013 financial performance measures, and the actual performance results with respect to such measures, were as follows:

2013 Financial Goals and Results

(In thousands, except per share data)	Financial Goals(1)
Financial Measure	Minimum	Target	Maximum	Results(1)
Earnings Per Share	$1.27	$1.35	$1.50	$1.05
Consolidated Operating Income	$81,568	$88,139	$98,000	$64,043
Consolidated Net Sales	$591,400	$614,211	$658,300	$560,055
Consolidated Free Cash Flow	$45,400	$60,000	$74,800	$47,529
Photonics Group Operating Income	$52,286	$55,300	$59,000	$49,280
Photonics Group Net Sales	$238,000	$251,183	$261,300	$230,303
Photonics Group Cash Flow(2)	$54,200	$57,200	$60,900	$56,068
Optics Group Operating Income	$18,863	$22,500	$27,000	$11,748
Optics Group Net Sales	$172,410	$182,750	$195,000	$163,963
Optics Group Cash Flow(2)	$21,800	$25,400	$29,900	$21,077

(1)         For 2013, our Board of Directors approved our annual operating plan, as prepared in accordance with generally accepted accounting principles (GAAP), as well as on a non-GAAP basis, excluding certain items that are outside of our core operating results.  The Committee established the financial performance goals for the 2013 cash incentive plan at the beginning of the year based on our non-GAAP annual operating plan, which excluded the amortization of intangible assets, stock-based compensation expense, certain integration-related, restructuring and severance costs, and the tax impact of such items.  Further, the Committee established the goals with the expectation that, in determining the actual level of achievement of the goals, the financial impact of certain events that occur during the year, such as acquisition and divestiture related activities and other non-recurring items that are outside of our core operating plan and results, may be excluded in determining achievement of the financial goals under the cash incentive plan, as determined by the Committee in its discretion.  The financial result reflected in the table above for the consolidated operating income measure reflects a non-GAAP amount that excludes the following items: (i) amortization of intangible assets of $10.4 million; (ii) stock-based compensation expense of $9.2 million; (iii) integration-related, restructuring and severance costs of $9.7 million; and (iv) a loss on the sale of a business of $4.7 million.  The financial result reflected in the table above for the earnings per share measure excludes the foregoing amounts, as well as a loss of $3.4 million on the extinguishment of debt and a tax provision of $11.3 million related to all of the non-GAAP adjustments.  The financial results for the consolidated operating income measure and the Photonics Group operating income measure also exclude research tax credits of $1.3 million and $0.7 million, respectively.  In 2013, on a GAAP basis, we recorded consolidated operating income of $31.3 million and net income of $15.6 million, or $0.39 per diluted share.  Photonics

Group operating income, including the research tax credit, was $50.0 million in 2013.  The Committee evaluated and approved the exclusion of the foregoing items in determining the level of achievement of the financial performance goals under the 2013 cash incentive plan.

(2)         The Photonics Group Cash Flow and Optics Group Cash Flow are calculated as the operating income of the group, plus depreciation and amortization, stock compensation expense and changes in inventory, and less capital expenditures during 2013.  In calculating the Photonics Group Cash Flow result, the research tax credit of $0.7 million was excluded from the group’s operating income as noted in footnote (1) above.

As noted previously, for the 2013 cash incentive plan, the minimum achievement levels for all profitability measures, and the target achievement levels for all other measures, were set at approximately the levels set forth in our 2013 annual operating plan.  The Committee believed that the minimum and target levels were challenging but achievable with significant effort, and that the maximum levels were set at levels that represented both very challenging performance goals and outstanding achievement.

2013 Results.  In 2013, we continued to experience challenging market conditions in most of our primary end markets, and our net sales declined to $560.1 million in 2013 from $595.3 million in 2012.  This lower sales level had a significant negative impact on our profit level.  Based on our financial results for 2013, we exceeded the minimum levels for the consolidated free cash flow measure and the Photonics Group cash flow measure, but we did not achieve the minimum levels for any other measures applicable to the named executive officers.  Although we exceeded the minimum levels for the consolidated free cash flow and Photonics Group cash flow measures, Messrs. Phillippy, Cargile, Coyne and Werth did not receive payouts with respect to those measures because we did not achieve the minimum levels for their primary profitability measures.  Accordingly, none of the named executive officers received any payouts under the 2013 cash incentive plan.

2014 Cash Incentive Plan.  In February 2014, the Committee established a cash incentive plan for our executive officers for 2014.  The Committee made certain changes to the 2014 plan compared with the 2013 plan, as discussed below.  As part of its review, the Committee evaluated whether it would be advisable to move to semi-annual performance periods to better align the plans with the volatility and cyclicality of our business.  Due to the cyclical nature of certain of our primary end markets, as well as the uncertainty in macroeconomic conditions affecting our primary end markets in recent years, annual performance periods under our cash incentive plans have often led to significant overachievement or underachievement of financial goals, which detracts from the incentive value of such plans.  As part of this evaluation, the Committee considered the advice of The Alexander Group, a compensation consulting firm engaged by management to review our non-executive incentive plans, that semi-annual performance periods are better suited for incentivizing executives in cyclical technology industries, as they allow for more precise goal setting and tighter linkage between the executive’s performance and reward.  Based on its evaluation, the Committee has determined that, for 2014, payouts under the cash incentive plan will be based on semi-annual performance goals, with minimum, target and maximum achievement levels established for each half of the year, corresponding to payout levels of 50%, 100% and 200%, respectively, of one-half (1/2) of the executive’s target annual incentive.  The Committee established the performance goals for the first half of the year in February 2014 based on our 2014 annual operating plan, and will establish the performance goals for the second half of the year in approximately July 2014 based on our then-current forecast.  The payout for all of the financial measures will be conditioned upon the achievement of at least 90% of the minimum level for the executive’s primary profitability measure.  The financial measures and weightings selected for each executive for 2014 will be similar to the 2013 plan, with certain minor adjustments.

For 2014, Mr. Phillippy’s target incentive will be 115% of his base salary.  No changes were made to the target incentives for any other named executive officer for 2014.

Long-Term Equity Incentives

We provide long-term incentive compensation to our executives through equity-based awards, such as stock options, stock-settled stock appreciation rights, restricted stock and/or restricted stock units, which generally vest over multiple years.  The Committee believes that a substantial portion of executives’ long-term equity incentives should be conditioned upon the achievement of pre-established performance thresholds that the Committee believes are important drivers of stockholder value.  The Committee believes that this policy further aligns the interests of executives with those of our stockholders and incentivizes executives to drive sustained, long-term financial performance.  In addition, due to the vesting provisions of our equity awards, the Committee believes that this program promotes our executive retention goals.

The Committee determines the appropriate award size and the appropriate equity-based vehicles or combination of vehicles when making long-term equity incentive decisions.  The Committee generally sets target long-term equity incentive levels at approximately the 50th percentile of our peer companies.  However, the Committee also considers other factors, including the compensation expense associated with the awards, and individual factors such as the executive’s performance and scope of responsibility and internal pay equity among our executives, in making award decisions.  The Committee does not consider existing equity ownership as a material factor in making award decisions, as it does not want to discourage executives from holding significant amounts of our stock.  In selecting the equity vehicles to be used each year, the Committee seeks to achieve an appropriate balance between awards that provide higher incentive value, such as options or stock appreciation rights, and awards that provide higher retention value, such as restricted stock or restricted stock units.  The Committee also takes into account the relative efficiencies of each type of equity vehicle in terms of the number of shares required to provide the targeted value to the executive, in order to minimize stockholder dilution.

As noted previously, the Committee considered the peer group data reviewed by the Committee in August and November of 2012, together with recommendations from Radford, in establishing equity compensation levels and plan structure for 2013.  Such peer group data indicated that the total grant date value of the awards made to Mr. Phillippy in 2012 was approximately 61% below the 50th percentile of market, and the grant date values of the awards made to the other named executive officers in 2012 ranged from approximately 32% to 56% below the 50th percentile of market.  In addition, the peer group data indicated that a majority of our peer companies grant full value awards (restricted stock or restricted stock units) subject only to time-based vesting conditions, rather than performance-based vesting conditions.  The peer group data also indicated that other awards, such as stock appreciation rights and stock options, which are performance-based by their nature as their values are derived solely from increases in a company’s stock price, generally are not subject to additional performance conditions.

2013 Equity Vehicles.  In 2013, the Committee granted equity awards to each named executive officer under our 2011 Stock Incentive Plan.  Such awards are reflected in the table entitled “Grants of Plan-Based Awards in Fiscal Year 2013” on page 28 of this proxy statement.  One-half of the total number of shares awarded to each executive was provided in the form of restricted stock units (representing approximately two-thirds of the total award value) and one-half was provided in the form of stock-settled stock appreciation rights (representing approximately one-third of the total award value).  The Committee selected this combination of equity vehicles after considering several factors, including the retention value offered by restricted stock units, the incentive value offered by stock appreciation rights, and the minimization of stockholder dilution.

2013 Award Values.  In determining the grant date values of the 2013 awards, the Committee took into consideration the peer group data and recommendations provided by Radford in 2012, changes in the responsibilities of certain named executive officers, and the compensation expense budget included in our 2013 annual operating plan.  In order to bring our equity compensation levels closer to market, the grant date values of equity awards granted to the named executive officers in 2013 were increased by an average of approximately 55% compared with the grant date values of the 2012 equity awards.  These increases brought the 2013 grant date value for Mr. Phillippy to approximately 38% below, and the grant date values for the other named executive officers to an average of approximately 10% below, the 50th percentile of our peer companies based on the 2012 peer group data.

2013 Vesting Structure.  For the 2013 awards, the Committee established a vesting structure that included both performance-based and time-based components.  The Committee determined that this vesting structure was appropriate based on its objectives of incentivizing financial performance and executive retention, as well as on the peer group data discussed above and the recommendations of the Committee’s compensation consultants.  The vesting of the restricted stock unit awards granted to the named executive officers was conditioned upon our achievement of minimum and target levels of consolidated operating income for 2013 of $50 million and $60 million, respectively, on a non-GAAP basis.  If the target level was achieved, 100% of the awards would be considered earned, and if less than the target level but at least the minimum level was achieved, 90% of the awards would be considered earned.  The earned portion of the awards would then vest in equal one-third (1/3) installments on March 31, 2014, 2015 and 2016, subject to the executive’s continued employment with the company through such dates.  If we did not achieve at least the minimum performance level, the awards would be forfeited.  The stock appreciation rights awarded to the named executive officers in 2013 are subject to time-based vesting conditions only and will vest in three equal one-third (1/3) installments on March 31, 2014, 2015 and 2016, subject to the executive’s continued employment with the company through such dates.

The target performance level for the 2013 restricted stock unit awards was set approximately 26% below the level of consolidated operating income in our 2013 annual operating plan, on a non-GAAP basis, and the minimum performance level was set at approximately 83% of the target level.  The Committee believed that these minimum and target performance levels, together with the overall vesting structure for the 2013 awards, were appropriate, as they enabled the long-term retention incentive of the awards to be retained if consolidated operating income achievement in 2013 was above, at or moderately below the annual operating plan level, while ensuring that the awards would not vest in the event of consolidated operating income achievement in 2013 that was significantly below the 2013 annual operating plan level.  For 2013, we achieved consolidated operating income of $64.0 million on a non-GAAP basis, exceeding the target performance level established for the 2013 restricted stock unit awards.  As such, the awards will continue to vest in accordance with the applicable time-based vesting schedule.  A description of the items that were excluded from such non-GAAP result, and the corresponding GAAP result, are included in footnote (1) to the table entitled “2013 Financial Goals and Results” on page 20.  The Committee evaluated and approved the exclusion of such items in determining whether the performance thresholds had been achieved for the 2013 restricted stock unit awards.

Executive Perquisites and Benefits

We provide our executives with other benefits that we believe are reasonable, competitive and consistent with our overall executive compensation program.  The costs of these benefits are reflected in the “All Other Compensation” column in the Summary Compensation Table on page 26 of this proxy statement, and consist of term life insurance for the benefit of the executives, supplemental long-term disability insurance, auto allowances and annual physical examinations that are more extensive than that provided under our standard plans.  The costs of these benefits constitute only a small percentage of each executive’s total compensation.

Generally Available Benefit Programs

Executives also are eligible to receive benefits pursuant to programs that are generally available to most of our employees.  These benefit programs include our 401(k) plan, employee stock purchase plan, deferred compensation plan, medical, dental and vision insurance, long-term and short-term disability insurance, life and accidental death and dismemberment insurance, health and dependent care flexible spending accounts, business travel accident insurance, wellness programs, educational assistance, employee assistance and certain other benefits.

Section 401(k) Plan

We maintain a tax-qualified retirement plan that provides eligible employees, including our executives, with an opportunity to save for retirement on a tax advantaged basis.  Participants are able to defer up to 50% of their eligible compensation, subject to applicable annual limits under the Internal Revenue Code of 1986, as amended (the “Internal Revenue Code”).  Pre-tax contributions are allocated to each participant’s individual account and are then invested in selected investment alternatives according to the participant’s directions.  We match employee elective deferrals up to a maximum of 6% of eligible compensation, subject to applicable annual Internal Revenue Code limits.  Employee elective deferrals and matching contributions are immediately vested.  The 401(k) plan is intended to qualify under Sections 401(a) and 501(a) of the Internal Revenue Code.

Employee Stock Purchase Plan

We maintain an employee stock purchase plan, which is intended to qualify as an “employee stock purchase plan” under Section 423 of the Internal Revenue Code, to promote stock ownership by employees.  To participate in the plan, an employee must designate, prior to the commencement of a quarterly offering period, the amount of payroll deductions to be made from his or her paycheck for the purchase of shares of our common stock under the plan, which amount may not exceed 15% of his or her compensation, subject to a maximum annual limit of $25,000.  On each purchase date, shares of our stock are purchased automatically for each participant with the amounts held from his or her payroll deductions at a price equal to 95% of the fair market value of the shares on the purchase date.

Deferred Compensation Plan

We have established a Deferred Compensation Plan to allow certain individuals, including members of our Board of Directors, our executives and other highly compensated members of management, to defer a portion of their current income on a pre-tax basis and receive a tax-deferred return on such deferrals.  Our Deferred Compensation Plan is offered to these employees and directors to allow them to defer more compensation than they would otherwise be permitted to defer under a tax-qualified retirement plan, such as our 401(k) plan.

Under the plan, a participant may defer up to 100% of his or her annual base salary (or director fees, in the case of directors) and/or annual incentive bonus, subject to a minimum deferral amount of $2,000 in each plan year.  At the Committee’s discretion, a participant may also defer restricted stock or restricted stock unit awards, subject to certain terms and conditions of the plan.  In addition to a participant’s deferrals, amounts are credited or debited to a participant’s account based on the performance of one or more measurement funds selected by the participant.  The measurement funds available under the plan are selected and announced by the plan committee based on certain mutual funds and crediting rates.  The plan committee may, in its sole discretion upon written notice to participants, discontinue, substitute or add a measurement fund under the plan.  Any restricted stock or restricted stock units deferred under the plan are at all times allocated to a company stock fund which consists solely of our common stock, with any dividends paid on restricted stock being reinvested in additional shares of our common stock.  Amounts credited or debited to a participant’s account are based solely on the market performance of the measurement funds selected by the participant, and we do not pay any “above-market” interest or return on the deferrals made by any participant.  As such, in accordance with Securities and Exchange Commission rules, these amounts are not shown in the Summary Compensation Table in this proxy statement.

Four of our named executive officers have elected to defer amounts under the Deferred Compensation Plan, and have accumulated the deferred compensation amounts shown in the table entitled “Nonqualified Deferred Compensation in Fiscal Year 2013” on page 32 of this proxy statement.  The amounts deferred are unsecured obligations of the company, receive no preferential standing, and are subject to the same risks as any of our other general obligations.

Stock Ownership Guidelines

Our Board of Directors has established stock ownership guidelines for executives that are designed to increase the executive’s equity stake in Newport and more closely align his or her interests with those of our stockholders.  The current guidelines provide that each executive should own, at a minimum, a specified number of shares of our common stock depending upon the position held, as follows: our Chief Executive Officer, 65,000 shares; our Senior Vice President and Chief Financial Officer, 35,000 shares; and our other executive officers, 25,000 shares.  Newly appointed or promoted executives should achieve the applicable minimum stock ownership guideline within two years of such appointment or promotion.  All of our named executive officers are currently in compliance with these stock ownership guidelines.

The guidelines also provide that our executives shall not sell shares of our stock if the executive is not in compliance, or if such sale would cause the executive to become out of compliance, with the minimum stock ownership guidelines, except under certain circumstances, including cases of financial hardship, if approved by the Chairman of the Compensation Committee of our Board.  These restrictions do not apply to the sale, or the surrender to us, of shares in connection with the exercise or settlement of a stock option, stock appreciation right or restricted stock unit, or the vesting of restricted stock, in payment of the exercise price and/or withholding taxes due in connection with such exercise, settlement or vesting, or to the transfer of shares as required by a domestic relations order.

In addition to the guidelines described above, the terms of certain stock options previously granted to certain executives provide that the executive must hold at least 50% of the shares received upon the exercise of a stock option (after any sale of shares in payment of the exercise price and withholding taxes), for the longer of one year or until such time as the executive is in compliance with these stock ownership guidelines.

Under our insider trading policy, covered employees (including the named executive officers) are prohibited from trading in any interest or position relating to the future price of our securities, such as a put, call or short sale.

Accounting and Tax Considerations

In designing our compensation programs, we take into consideration the accounting and tax effect that each element will or may have on Newport and the executive officers and other employees as a group.  We aim to keep the expense related to our compensation programs to the minimum necessary to accomplish the objectives of such programs.  When determining how to allocate between differing elements of compensation, the goal is to meet our objectives while maintaining cost neutrality.

Section 162(m) of the Internal Revenue Code generally disallows a federal income tax deduction for compensation paid to certain of our named executive officers in excess of $1 million during any fiscal year.  Certain compensation is exempt from this limitation to the extent that it is “performance-based” under Section 162(m).  As one of the factors in its consideration of compensation matters, the Committee considers the anticipated tax treatment to Newport and to our named executive officers of various payments and benefits, including our ability to deduct these amounts as compensation under Section 162(m).  However, the Committee retains the flexibility to provide total compensation as it deems appropriate in line with competitive practice, our compensation philosophy and the interests of stockholders.  Accordingly, we may pay compensation to our named executive officers that may not be deductible for federal income tax purposes.  In addition, because of ambiguities and uncertainties as to the application and interpretation of Section 162(m) and related regulations, and the fact that such regulations and interpretations may change from time to time (with potentially retroactive effect), no assurance can be given that compensation intended to satisfy the requirements for deductibility under Section 162(m) will in fact do so.

Employment Agreements and Arrangements

With the exception of the severance compensation agreements discussed below, which provide for payment of certain compensation and benefits in the event of termination of employment under certain circumstances, we do not have an agreement with any named executive officer with respect to the length of his employment or the level of cash compensation, equity compensation or other benefits payable to him.  The base salary and any annual or long-term cash or equity incentive compensation of each executive officer are determined by the Compensation Committee, in its sole discretion, in accordance with its compensation philosophy, policies, objectives and guidelines discussed above.

Termination Following Change in Control

We have entered into a severance compensation agreement with each of our named executive officers providing for certain payments and benefits in the event that such officer’s employment is terminated within two years of a “change in control” of Newport (as defined in the agreement), and such termination constitutes a termination by us or an acquirer without “cause” (as defined in the agreement) or a resignation by the officer for “good reason” (as defined in the agreement).  In such event, the executive officer will be entitled to: (i) a lump sum severance payment equal to twelve months of such officer’s highest base salary during the twelve month period preceding termination (with the exception of Mr. Phillippy, who will be entitled to a severance payment of twenty-four months of salary); (ii) a bonus payment equal to such officer’s incentive compensation bonus payable under our cash incentive plan or other bonus plans then in effect, based on 100% satisfaction of all performance goals (with the exception of Mr. Phillippy, who will be entitled to receive two times such bonus payment); (iii) continuation of benefits under our medical, dental and vision plans, and long-term disability insurance for twenty-four months; (iv) automatic vesting and settlement of all unvested restricted stock and restricted stock units held by such officer, based on 100% satisfaction of any applicable performance goals and, at the executive’s election, our repurchase of all such shares received by the executive at the fair market price (calculated as set forth in the agreement); (v) automatic vesting and settlement of all unvested stock appreciation rights held by such officer, based on 100% satisfaction of any applicable performance goals and, at the executive’s election, our repurchase of all such shares received by the executive at the fair market price (calculated as set forth in the agreement); (vi) automatic vesting of all unvested stock options and, unless otherwise specified by such officer, payment of an amount equal to the difference between the exercise price and the fair market price (calculated as set forth in the agreement) of the shares of common stock subject to all vested and unvested stock options held by such officer; and (vii) certain other benefits, including payment of an amount sufficient to offset any excess “parachute payment” excise tax payable by such officer pursuant to the provisions of the Internal Revenue Code, and/or any comparable provision of state or foreign law.  The Committee believes that these agreements serve as important retention tools for our named executive officers in the event of a pending change in control transaction.

Other Termination

Our agreements with each of Mr. Phillippy and Mr. Cargile provide for certain severance benefits in the event we terminate his employment other than for cause at any time during the term of the agreement in the absence of a change in control of Newport.  In such event, he will be entitled to receive (i) a severance payment equal to twelve months of his highest base salary in effect during the twelve month period preceding termination, payable in a lump sum on his date of termination, (ii) a bonus payment in an amount equal to his incentive bonus payable under our cash incentive plan or other bonus plans then in effect, based on 100% satisfaction of all performance goals, payable in a lump sum on his date of termination, and (iii) continuation of benefits under our medical, dental and vision plans, and long-term disability insurance for twelve months.

The estimated payments and benefits that each named executive officer would have received under the severance compensation agreements described above in the event that his employment had been terminated by us under certain circumstances as of December 28, 2013 are discussed under the heading “Payments Upon Certain Termination Events” beginning on page 33 of this proxy statement.

SUMMARY COMPENSATION TABLE

The following table sets forth compensation earned during the fiscal years ended December 28, 2013, December 29, 2012 and December 31, 2011 by our principal executive officer, Robert J. Phillippy; our principal financial officer, Charles F. Cargile; and our three other most highly compensated executive officers who were serving as executive officers at December 28, 2013 and whose total compensation exceeded $100,000 for the fiscal year ended December 28, 2013; as well as the grant date fair values of share-based compensation awarded to such officers during such fiscal years, calculated in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718 (“FASB ASC Topic 718”).  These officers are referred to in this proxy statement as the “named executive officers.”

Summary Compensation Table

Name and Principal Position	Year	Salary ($)	Stock Awards(1) ($)	Option Awards(2) ($)	Non- Equity Incentive Plan Compensation(3) ($)	All Other Compensation(4) ($)	Total ($)
Robert J. Phillippy	2013	$515,077	$716,404	$343,603	$—	$42,822	$1,617,906
President and Chief Executive Officer	2012	499,692	449,400	208,163	—	40,319	1,197,574
	2011	477,692	318,340	144,615	656,730	39,736	1,637,113

Charles F. Cargile	2013	367,615	336,767	161,521	—	36,687	902,590
Senior Vice President,	2012	353,846	224,957	104,200	—	34,780	717,783
Chief Financial Officer and Treasurer	2011	336,923	159,170	72,308	341,768	32,919	943,088

Jeffrey B. Coyne	2013	303,231	266,281	127,714	—	34,087	731,313
Senior Vice President,	2012	294,231	190,032	88,023	—	33,751	606,037
General Counsel and Corporate Secretary	2011	285,538	134,603	61,148	192,998	22,396	696,683

Dennis L. Werth(5)	2013	304,365	230,832	110,712	—	22,970	668,879
Senior Vice President	2012	285,692	164,866	76,366	78,573	22,479	627,976
and General Manager, Photonics Group	2011	—	—	—	—	—	—

Laurence D. Parson(6)	2013	277,885	230,832	110,712	—	27,492	646,921
Senior Vice President	2012	—	—	—	—	—	—
and General Manager, Optics Group	2011	—	—	—	—	—	—

(1)         Reflects the grant date fair values of restricted stock units awarded to each named executive officer in each year, which were computed based on the closing market price of our common stock on the respective grant date.  The vesting of all restricted stock units awarded to the named executive officers in each year was conditioned upon the achievement of certain specified performance conditions, in addition to a time-based schedule.  As of the grant date of each award, the achievement of the applicable performance condition (for the 2013 awards, the target performance level) was considered probable and, therefore, the full grant date fair values of the awards are shown in the table above.  We have achieved the applicable performance condition for each year (for the 2013 awards, the target performance level), and accordingly, such awards have continued to vest in accordance with the applicable time-based vesting schedules.  See additional information regarding the 2013 awards in the section entitled “Compensation Discussion and Analysis” beginning on page 13 and in the table entitled “Grants of Plan-Based Awards in Fiscal Year 2013” on page 28.

(2)         Reflects the grant date fair values of stock-settled stock appreciation rights awarded to each named executive officer in each year.  The fair value of the stock-settled stock appreciation rights was estimated on the respective grant date using the Black-Scholes-Merton option pricing model.  The assumptions used in the valuation of such stock appreciation rights are discussed in Note 1, under the heading “Stock-Based Compensation,” and in Note 7 to our consolidated financial statements included in our Annual Reports on Form 10-K for our fiscal years ended December 28, 2013 and December 29, 2012 and in our Annual Report on Form 10-K/A for our fiscal year ended December 31, 2011.  The vesting of the stock appreciation rights awarded in each year is subject to a time-based schedule.  See additional information regarding the 2013 awards under “Compensation Discussion and Analysis” and in the table entitled “Grants of Plan-Based Awards in Fiscal Year 2013.”

(3)         Reflects the amounts earned (if any) by each named executive officer under our cash incentive plans based upon the achievement of financial performance goals for our 2012 and 2011 fiscal years.  No amounts were earned by the named executive officers under our cash incentive plan for 2013.  The amount earned by Mr. Werth for 2012 was paid in March of 2013, and the amounts earned by Messrs. Phillippy, Cargile and Coyne for 2011 were paid in March 2012, in accordance with the terms of such plans.

(4)         All other compensation for 2013 consists of: (i) company contributions to our 401(k) plan of $15,300 for each named executive officer; (ii) company-paid premiums for term life insurance for the benefit of each named executive officer; (iii) company-paid premiums for supplemental long-term disability insurance for the benefit of each named executive officer, which totaled $13,190 for Mr. Phillippy; (iv) auto allowances paid to Messrs. Phillippy, Cargile and Coyne; and (v) executive physicals for Messrs. Phillippy and Cargile.

(5)         Mr. Werth was appointed as an executive officer in May 2012.  Accordingly, information regarding his compensation has been included in the table above only for the years 2013 and 2012.

(6)         Mr. Parson was appointed as an executive officer in January 2013.  Accordingly, information regarding his compensation has been included in the table above only for the year 2013.

GRANTS OF PLAN-BASED AWARDS

The following table sets forth information regarding grants of awards to each named executive officer during our fiscal year ended December 28, 2013 under our equity plans and non-equity incentive plans.

Grants of Plan-Based Awards in Fiscal Year 2013

		Estimated Possible Payouts under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts under Equity Incentive Plan Awards(2)		All Other Option Awards: Number of Securities	Exercise or Base Price of	Grant Date Fair Value of Stock and
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target/ Maximum (#)	Underlying Options(3) (#)	Option Awards(4) ($)	Option Awards(5) ($)
Robert J. Phillippy	—	$—	$582,400	$1,164,800	—	—	—	$—	$—
	05/20/13	—	—	—	46,926	52,140	—	—	716,404
	05/20/13	—	—	—	—	—	52,140	13.74	343,603

Charles F. Cargile	—	—	296,800	593,600	—	—	—	—	—
	05/20/13	—	—	—	22,059	24,510	—	—	336,767
	05/20/13	—	—	—	—	—	24,510	13.74	161,521

Jeffrey B. Coyne	—	—	183,600	367,200	—	—	—	—	—
	05/20/13	—	—	—	17,442	19,380	—	—	266,281
	05/20/13	—	—	—	—	—	19,380	13.74	127,714

Dennis L. Werth	—	—	183,000	366,000	—	—	—	—	—
	05/20/13	—	—	—	15,120	16,800	—	—	230,832
	05/20/13	—	—	—	—	—	16,800	13.74	110,712

Laurence D. Parson	—	—	168,000	336,000	—	—	—	—	—
	05/20/13	—	—	—	15,120	16,800	—	—	230,832
	05/20/13	—	—	—	—	—	16,800	13.74	110,712

(1)          Reflects the potential payouts to the named executive officers under awards granted under our 2013 cash incentive plan, which is described in more detail in the section entitled “Compensation Discussion and Analysis” beginning on page 13.  The amounts shown as threshold, target and maximum payouts represent 0%, 100% and 200% payouts, respectively, based on minimum, target and maximum performance levels for certain financial performance measures established under such 2013 plan.  Payouts would be made for a particular financial measure only if we exceed the minimum performance level for that measure, subject to additional conditions described in more detail under “Compensation Discussion and Analysis.”  None of the named executive officers earned an incentive payout under the 2013 cash incentive plan, as reflected in the Summary Compensation Table on page 26 for the year 2013 and as discussed in more detail under “Compensation Discussion and Analysis.”

(2)          Consists of restricted stock units awarded to each named executive officer under our 2011 Stock Incentive Plan, which are described in more detail under “Compensation Discussion and Analysis.”  No consideration was paid by any named executive officer for any restricted stock unit award.  The numbers shown as threshold and target/maximum payouts represent the vesting of 90% and 100% of such awards, respectively, based on minimum and target performance levels for a single financial measure established for the awards, as described in more detail under “Compensation Discussion and Analysis.”  If we did not achieve at least the minimum performance level, no shares would vest.  We have achieved the target/maximum performance level for such restricted stock unit awards and, therefore, 100% of such awards will vest in equal one-third (1/3) installments on March 31, 2014, 2015 and 2016, subject to the executive’s continued employment with the company through such dates.

(3)          Consists of stock-settled stock appreciation rights awarded to each named executive officer under our 2011 Stock Incentive Plan, which are described in more detail under “Compensation Discussion and Analysis.”  No consideration was paid by any named executive officer for any stock appreciation right award.  Such stock appreciation right awards will vest in equal one-third (1/3) installments on March 31, 2014, 2015 and 2016, subject to the executive’s continued employment with the company through such dates.

(4)          Reflects the base value of the stock-settled stock appreciation rights awarded to each named executive officer, which is equal to the closing price of our common stock on the grant date.

(5)          Reflects the grant date fair values of the restricted stock units and stock-settled stock appreciation rights awarded to each named executive officer.  The fair values of the restricted stock units were determined based on the closing price of our common stock on the grant date, which was $13.74 per share.  As of the grant date of each restricted stock unit award, the achievement of the target/maximum performance level was considered probable and, therefore, the full grant date fair values of such awards are shown in the table above.  The fair values of the stock appreciation rights were estimated on the grant date using the Black-Scholes-Merton option pricing model.  The assumptions used in the valuation of such stock appreciation rights are discussed in Note 1, under the heading “Stock-Based Compensation,” and in Note 7 to our consolidated financial statements included in our Annual Report on Form 10-K for our fiscal year ended December 28, 2013.

OUTSTANDING EQUITY AWARDS

The table below sets forth information regarding outstanding equity awards held by each named executive officer as of December 28, 2013 including: (i) the number of shares of our common stock underlying both exercisable and unexercisable stock options and stock-settled stock appreciation rights held by each named executive officer (all of which had been earned) and the exercise prices (or base values) and expiration dates thereof; and (ii) the number of restricted stock units held by each named executive officer, and the market value thereof, that were earned (meaning the pre-established performance conditions had been achieved) but had not yet vested (based on the vesting schedule) as of December 28, 2013.  All unvested restricted stock units held by each named executive officer had been earned as of December 28, 2013.

Outstanding Equity Awards at 2013 Fiscal Year End

	Option Awards					Stock Awards
	Number of Securities Underlying Unexercised Options (#)			Option Exercise Price	Option Expiration	Number of Shares, Units or Other Rights That Have Not Vested(1)	Market or Payout Value of Shares, Units or Other Rights That Have Not Vested(2)
Name	Exercisable	Unexercisable		($)	Date	(#)	($)
Robert J. Phillippy	100,000	—		$13.03	08/03/14	—	—
	83,400	—		4.18	03/20/16	—	—
	25,950	—		12.47	03/31/17	—	—
	12,440	6,220	(3)	17.06	05/17/18	—	—
	8,750	17,500	(4)	17.12	04/12/19	—	—
	—	52,140	(5)	13.74	05/20/20	—	—
	—	—		—	—	75,860	$1,382,169

Charles F. Cargile	25,000	—		$13.03	08/03/14	—	—
	41,700	—		4.18	03/20/16	—	—
	12,975	—		12.47	03/31/17	—	—
	6,220	3,110	(3)	17.06	05/17/18	—	—
	4,380	8,760	(4)	17.12	04/12/19	—	—
	—	24,510	(5)	13.74	05/20/20	—	—
	—	—		—	—	36,380	$662,844

(table continued on next page)

	Option Awards					Stock Awards
	Number of Securities Underlying Unexercised Options (#)			Option Exercise Price	Option Expiration	Number of Shares, Units or Other Rights That Have Not Vested(1)	Market or Payout Value of Shares, Units or Other Rights That Have Not Vested(2)
Name	Exercisable	Unexercisable		($)	Date	(#)	($)
Jeffrey B. Coyne	6,775	—		$13.03	08/03/14	—	—
	33,420	—		4.18	03/20/16	—	—
	10,965	—		12.47	03/31/17	—	—
	5,260	2,630	(3)	17.06	05/17/18	—	—
	3,700	7,400	(4)	17.12	04/12/19	—	—
	—	19,380	(5)	13.74	05/20/20	—	—
	—	—		—	—	29,410	$535,850

Dennis L. Werth	10,000	—		$13.46	02/22/15	—	—
	27,510	—		4.18	03/20/16	—	—
	9,510	—		12.47	03/31/17	—	—
	4,560	2,280	(3)	17.06	05/17/18	—	—
	3,210	6,420	(4)	17.12	04/12/19	—	—
	—	16,800	(5)	13.74	05/20/20	—	—
	—	—		—	—	25,500	$464,610

Laurence D. Parson	5,000	—		$13.46	02/22/15
	4,000	—		13.18	09/01/15
	7,500	—		12.47	03/31/17	—	—
	3,600	1,800	(3)	17.06	05/17/18	—	—
	2,530	5,060	(4)	17.12	04/12/19	—	—
	—	16,800	(5)	13.74	05/20/20	—	—
	—	—		—	—	23,660	$431,085

(1)         Consists of restricted stock units awarded to each named executive officer in 2011, 2012 and 2013, which had not vested, but for which the relevant financial performance conditions had been satisfied, as of December 28, 2013.  All of the restricted stock units that were awarded in 2011 and were earned and outstanding as of December 28, 2013, one-half (1/2) of the restricted stock units that were awarded in 2012 and were earned and outstanding as of December 28, 2013, and one-third (1/3) of the restricted stock units that were awarded in 2013 and were earned and outstanding as of December 28, 2013, have subsequently vested on March 31, 2014, and have been settled by the delivery of shares of our common stock to the named executive officers, net of a portion of such vested shares that was withheld at the election of each named executive officer in satisfaction of tax withholding obligations.  The remaining 2012 awards will vest on March 31, 2015, and the remaining 2013 awards will vest in two equal annual installments on March 31, 2015 and March 31, 2016, subject to the executive’s continued employment with the company through such dates.

(2)         The market values of all restricted stock units reflected in the table above have been calculated based on the closing price of our common stock on December 27, 2013 (the last trading day of our fiscal year) as reported on the Nasdaq Global Select Market, which was $18.22 per share.

(3)         Consists of stock-settled stock appreciation rights that were awarded to each named executive officer on May 17, 2011, which had not vested as of December 28, 2013.  All of such outstanding, unexercisable stock appreciation rights have subsequently vested on March 31, 2014 and are currently exercisable.

(4)         Consists of stock-settled stock appreciation rights that were awarded to each named executive officer on April 12, 2012, which had not vested as of December 28, 2013.  One-half (1/2) of such outstanding, unexercisable stock appreciation rights have subsequently vested on March 31, 2014 and are currently exercisable.  The remainder of such awards will vest on March 31, 2015, subject to the executive’s continued employment with the company through such date.

(5)         Consists of stock-settled stock appreciation rights that were awarded to each named executive officer on May 20, 2013, which had not vested as of December 28, 2013.  One-third (1/3) of such outstanding, unexercisable stock appreciation rights have subsequently vested on March 31, 2014 and are currently exercisable.  The remaining two-thirds (2/3) of such awards will vest in two equal installments on March 31, 2015 and March 31, 2016, subject to the executive’s continued employment with the company through such dates.

OPTION EXERCISES AND STOCK VESTED

The table below sets forth certain information for each named executive officer regarding the exercise of options or stock-settled stock appreciation rights, and the vesting of stock awards, during the year ended December 28, 2013, including the aggregate value realized upon such exercise or vesting.

Option Exercises and Stock Vested in Fiscal Year 2013

	Option Awards		Stock Awards(1)
Name	Number of Shares Acquired on Exercise(2) (#)	Value Realized on Exercise(3) ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Robert J. Phillippy	125,000	$381,278	23,620	$399,650
Charles F. Cargile	64,495	143,523	11,815	199,910
Jeffrey B. Coyne	53,225	157,445	9,985	168,946
Dennis L. Werth	—	—	8,660	146,527
Laurence D. Parson	21,000	269,220	6,830	115,564

(1)         Reflects the total number of shares that each named executive officer was entitled to receive upon the vesting of restricted stock units and the total market value of such shares, calculated based on the closing price of our common stock on each of the vesting dates.  A portion of such shares was withheld at the election of each named executive officer in satisfaction of tax withholding obligations.

(2)         For Messrs. Phillippy, Cargile and Coyne, reflects the total number of shares for which options were exercised.  For Mr. Parson, reflects the gross number of shares for which a stock-settled stock appreciation right was exercised, which exercise and settlement resulted in a net number of 15,836 shares being issued, representing the number of shares having an aggregate value equal to the difference between the base value of the stock appreciation right and our stock price at the time of exercise.

(3)         Reflects the gross value realized upon the exercise of stock options or stock appreciation rights before satisfaction of tax withholding obligations.

NON-QUALIFIED DEFERRED COMPENSATION

The table below sets forth certain information relating to each named executive officer’s participation in our Deferred Compensation Plan during our fiscal year ended December 28, 2013, including (i) contributions made by the executive to the plan, (ii) the aggregate dollar amounts of interest and other earnings accrued on the executive’s account, and (iii) the total balance of the executive’s account as of December 28, 2013.  In 2013, none of our named executive officers made withdrawals or received distributions from the Deferred Compensation Plan, and we did not make any contributions to the plan on behalf of any named executive officer.  Our Deferred Compensation Plan is described in more detail in the section entitled “Compensation Discussion and Analysis” beginning on page 13.

Nonqualified Deferred Compensation in Fiscal Year 2013

Name	Executive Contributions in Last Fiscal Year ($)	Aggregate Earnings in Last Fiscal Year(1) ($)	Aggregate Balance at Last Fiscal Year End(2) ($)
Robert J. Phillippy(3)	$312,318	$122,509	$847,067
Charles F. Cargile	—	14,087	109,100
Jeffrey B. Coyne	—	—	—
Dennis L. Werth	—	—	225,573
Laurence D. Parson(3)	37,423	3,526	40,949

(1)         The aggregate earnings in 2013 consisted of market-based earnings on all compensation deferred under the plan based on the performance of the measurement funds selected by the named executive officer.  No named executive officer has received any above-market or preferential earnings on amounts deferred under our Deferred Compensation Plan and, accordingly, no such amounts have been reported in the Summary Compensation Table included in this proxy statement.

(2)         The aggregate balance of each named executive officer’s account as of December 28, 2013 consists of amounts contributed to the plan in 2013 and/or in prior years in the form of deferrals of salary and/or bonus, all of which compensation has been reported in the Summary Compensation Table included in this proxy statement or in our proxy statements filed in prior years to the extent that such executive’s compensation was required to be reported in each applicable year (less any amounts which have been previously distributed from the plan), together with earnings and losses thereon.

(3)         All contributions made by Messrs. Phillippy and Parson in 2013 consisted of deferrals of salary, which is reported in the Summary Compensation Table included in this proxy statement for the year 2013.

PAYMENTS UPON CERTAIN TERMINATION EVENTS

We have entered into a severance compensation agreement with each of our named executive officers which provides for certain payments and benefits if the named executive officer’s employment is terminated under certain circumstances.  The key terms of such agreements, including the events triggering payments thereunder, are discussed in more detail in the section entitled “Compensation Discussion and Analysis” beginning on page 13.

Termination Following Change in Control

The table below sets forth information regarding the estimated payments and benefits that each named executive officer would have received in the hypothetical event that his employment had been terminated by us without cause, or he had resigned for “good reason,” as of December 28, 2013, upon a change in control of Newport occurring on that date.  Due to the number of factors that affect the nature and amount of any benefits provided upon the events discussed above, any actual amounts paid or distributed could be different.  Factors that could affect these amounts include the timing during the year of any such event and our stock price.

Estimated Payments in the Event of Termination
at 2013 Fiscal Year End Upon Change in Control

Name	Salary-Based Severance Payments(1)	Incentive- Based Severance Payments(2)	Option/SAR Awards(3)	Stock Awards(4)	Continuation of Benefits(5)	Total Estimated Payments(6)
Robert J. Phillippy	$1,040,000	$1,164,800	$779,052	$1,382,169	$65,652	$4,431,673
Charles F. Cargile	371,000	296,800	252,798	662,844	53,811	1,637,253
Jeffrey B. Coyne	306,000	183,600	133,175	535,850	54,441	1,213,066
Dennis L. Werth	305,000	183,000	132,571	464,610	48,857	1,134,038
Laurence D. Parson	280,000	168,000	126,878	431,085	36,916	1,042,879

(1)         Represents payment of twenty-four months of base salary for Mr. Phillippy, and twelve months of base salary for all other named executive officers, which would have been payable in a lump sum on the date of termination.

(2)         Represents payment of the target incentive that each named executive officer would have been entitled to receive for the full year of 2013 (two times such target incentive amount in the case of Mr. Phillippy) based on achievement of 100% of the applicable performance goals, which would have been payable in a lump sum on the date of termination.

(3)         The amount reflected for option/stock appreciation right (SAR) awards includes the aggregate market value of the net number of shares underlying all unvested, in-the-money stock-settled stock appreciation rights held by each named executive officer as of December 28, 2013.  All unvested stock-settled stock appreciation rights would have become immediately vested and would have been automatically settled by delivery of shares of our common stock having a value equal to the difference between the base value of each such stock appreciation right and the closing price of our common stock on December 27, 2013 (the last trading day of our fiscal year), which was $18.22 per share, subject to payment by the executive officer of applicable withholding taxes.  At each executive’s election, we would have repurchased all such shares received by the executive at a price equal to the closing price of our common stock on December 27, 2013.  The amount reflected for option/SAR awards also includes an amount equal to the aggregate gain on all in-the-money stock options held by each named executive officer as of December 28, 2013 (all of which had already vested), calculated based on the difference between the exercise price of each such option and the closing price of our common stock on December 27, 2013, and payable in a lump sum, subject to payment by the executive officer of applicable withholding taxes, unless otherwise specified by the executive officer.

(4)         Represents the aggregate market value of unvested restricted stock units held by each named executive officer as of December 28, 2013 based on the closing price of our common stock on December 27, 2013 (the last trading day of our fiscal year), which was $18.22 per share.  Such restricted stock units would have become immediately vested assuming achievement of 100% of any applicable performance goals and would have been settled by delivery of shares of our common stock, subject to payment by the executive officer of applicable withholding taxes.  At each executive’s election, we would have repurchased all such shares received by the executive at a price equal to the closing price of our common stock on December 27, 2013.

(5)         Represents an estimate of the total cost of company-paid premiums for continuation of medical, dental, vision and long-term disability benefits for a period of 24 months following the date of termination, calculated based upon the premiums for such benefits in effect as of December 28, 2013.  The actual cost of health benefits may vary during the benefits continuation period depending upon the overall premium rates that we would be required to pay under our health benefit programs.

(6)         The total estimated payments would be increased in an amount sufficient to offset any excess “parachute payment” excise tax payable by the named executive officer pursuant to the provisions of the Internal Revenue Code, and/or any comparable provision of state or foreign law.

Other Termination

As discussed under “Compensation Discussion and Analysis,” our agreement with each of Mr. Phillippy and Mr. Cargile also provides for certain payments in the event we terminate his employment other than for cause in the absence of a change in control of Newport.  If we had terminated Mr. Phillippy’s employment other than for cause and in the absence of a change in control as of December 28, 2013, Mr. Phillippy would have received estimated severance payments totaling $1,135,226, consisting of base salary of $520,000 payable in a lump sum, target incentive of $582,400 payable in a lump sum, and estimated costs of $32,826 for continuation of medical, dental, vision and long-term disability benefits for a period of 12 months following the date of termination, calculated as stated above.  If we had terminated Mr. Cargile’s employment other than for cause and in the absence of a change in control as of December 28, 2013, Mr. Cargile would have received estimated severance payments totaling $694,706, consisting of base salary of $371,000 payable in a lump sum, target incentive of $296,800 payable in a lump sum, and estimated costs of $26,906 for continuation of medical, dental, vision and long-term disability benefits for a period of 12 months following the date of termination, calculated as stated above.

DIRECTOR COMPENSATION

The Compensation Committee of our Board has the authority and responsibility to review and evaluate periodically the cash and equity compensation paid to non-employee directors.  Based on such review and evaluation, the Compensation Committee makes recommendations to our Board, and the Board approves all non-employee director compensation in its sole discretion.

The Compensation Committee has the authority to engage compensation consultants to assist the Committee in evaluating the amount and form of non-employee director compensation.  In evaluating and making its recommendations regarding non-employee director compensation, the Compensation Committee reviews peer group and other market data obtained through surveys conducted by such consultants or through other external resources.  While the Compensation Committee may direct management to engage compensation consultants on its behalf, the Compensation Committee does not delegate any authority to management to determine or make recommendations regarding such compensation.  In November 2012, the Compensation Committee reviewed an assessment of non-employee director compensation conducted by Radford Compensation Consulting, its compensation consultants, which it considered in making recommendations regarding non-employee director compensation for 2013 and 2014.

Director Cash Compensation

Each of our non-employee directors receives an annual retainer fee for service as a director.  Such fee was $30,000 for 2013 and will remain the same for 2014.  Mr. Potashner receives an additional annual fee for his service as Chairman of the Board, which was $30,000 for 2013 and was increased to $40,000 effective in January 2014.  The chairperson of each of the Board’s standing committees receives an additional annual retainer fee.  During 2013, such annual committee chairperson retainer fees were $10,000 for the Audit Committee, $7,500 for the Compensation Committee, and $5,000 for the Corporate Governance and Nominating Committee.  Such annual committee chairperson retainer fees will remain the same for 2014.

In addition, each non-employee director is paid $2,500 for each in-person Board meeting attended, $1,500 for each telephonic Board meeting attended, $2,000 for each in-person committee meeting attended, and $1,000 for each telephonic committee meeting attended.

Our non-employee directors are also reimbursed for expenses incurred in connection with attending Board and committee meetings.

Director Equity Compensation

Each non-employee director receives on an annual basis restricted stock units having a grant date value of $120,000.  Such restricted stock units typically vest in full on the first anniversary of the award date.

Upon initial appointment or election to our Board, each non-employee director will receive an award of restricted stock units having a grant date value of $120,000, which will vest in 25% increments on each of the first four anniversaries of the grant date, and an award of restricted stock units having a grant date value equal to the prorated portion of the value of the annual director award referred to above, based on the remainder of the vesting period applicable to the annual awards then outstanding.  Such award will vest on the same vesting date as such annual awards.

Deferral of Director Compensation

Non-employee directors may defer their cash compensation and restricted stock unit awards under the terms of the Deferred Compensation Plan.  For additional details regarding the Deferred Compensation Plan, see the discussion on page 24 of this proxy statement.

2013 Director Compensation

The table below sets forth cash compensation earned by each non-employee director, and the grant date fair values of equity awards granted to each non-employee director, during the fiscal year ended December 28, 2013.  All compensation of Mr. Phillippy is reported in the Summary Compensation Table on page 26 and has been excluded from the table below.  One of our directors, Cherry A. Murray, was appointed to the Board in March 2014 and, as such, did not receive any cash or equity compensation during the fiscal year ended December 28, 2013.

Director Compensation in Fiscal Year 2013

Name	Fees Earned or Paid in Cash(1) ($)	Stock Awards(2)(3) ($)	Total ($)
Christopher Cox	$43,000	$120,005	$163,005
Robert L. Guyett(4)	28,500	—	28,500
Oleg Khaykin	57,000	120,005	177,005
Michael T. O’Neill	62,500	120,005	182,505
C. Kumar N. Patel	61,000	120,005	181,005
Kenneth F. Potashner	90,000	120,005	210,005
Peter J. Simone	73,000	120,005	193,005

(1)         Reflects fees earned in 2013 by each non-employee director, including annual retainer fees and meeting fees for meetings that occurred during 2013.  The amount reported for Mr. Potashner includes additional retainer fees for serving as Chairman of the Board and as Chairman of the Corporate Governance and Nominating Committee.  The amount reported for Mr. O’Neill includes additional retainer fees for serving as Chairman of the Compensation Committee, and the amount reported for Mr. Simone includes additional retainer fees for serving as Chairman of the Audit Committee.

(2)         Reflects the grant date fair values of restricted stock unit awards granted to each non-employee director in 2013, calculated in accordance with FASB ASC Topic 718.  The awards granted to all non-employee directors were granted on May 20, 2013, and the grant date fair value of each such award was determined based on the closing price of our common stock on that date, which was $13.74 per share.  All such awards will vest in full on May 20, 2014.  No stock options or stock appreciation rights were granted to any non-employee director during 2013.

(3)         The aggregate number of stock awards, consisting entirely of restricted stock units, and the aggregate number of stock options held by each non-employee director as of December 28, 2013 were as follows:

Name	Aggregate Number of Shares Underlying Outstanding Restricted Stock Units(a)	Aggregate Number of Shares Underlying Outstanding Stock Options
Christopher Cox	12,963	—
Robert L. Guyett(b)	—	15,000
Oleg Khaykin	14,874	—
Michael T. O’Neill	8,734	22,500
C. Kumar N. Patel	8,734	15,000
Kenneth F. Potashner	8,734	15,000
Peter J. Simone	8,734	15,000

(a)   Reflects the number of unvested restricted stock units held by each director as of December 28, 2013.  In addition, certain restricted stock units awarded to Messrs. Khaykin and O’Neill and Dr. Patel, which have previously vested in accordance with the applicable award agreements, were deferred by such directors under our Deferred Compensation Plan at the time of vesting.  Accordingly, restricted stock units representing the right to receive an additional 7,010 shares, 16,633 shares and 9,623 shares are held in our Deferred Compensation Plan for the benefit of Messrs. Khaykin and O’Neill and Dr. Patel, respectively.

(b)   In accordance with the terms of the applicable stock option agreements, all of Mr. Guyett’s stock options that were vested and outstanding as of the date of his retirement will remain outstanding and exercisable for a period of ten years from the grant date, notwithstanding the termination of his service on the Board.

(4)         Mr. Guyett retired from the Board in May 2013.

OTHER AGREEMENTS

Indemnification of Officers and Directors

We have entered into indemnification agreements with each of our executive officers and directors, and certain other officers, which provide contractual protection of certain rights of indemnification by us.  The indemnification agreements provide for indemnification of our officers and directors to the fullest extent permitted by our articles of incorporation, bylaws and applicable law.  Under the agreements, we are obligated to indemnify our officers and directors against all fees, expenses, liabilities and losses (including attorneys’ fees, judgments, fines, and amounts paid in any settlement we approve) actually and reasonably incurred in connection with any investigation, claim, action, suit or proceeding to which any such officer or director is a party by reason of any action or inaction in his or her capacity as our officer or director or by reason of the fact that the officer or director is or was serving as our director, officer, employee, agent or fiduciary, or of any of our subsidiaries or divisions, or is or was serving at our request as our representative with respect to another entity, subject to limitations imposed by applicable law.  We will not indemnify such officer or director, however, for expenses and the payment of profits arising from the purchase and sale by the officer or director of securities in violation of Section 16(b) of the Exchange Act.

RISKS ARISING FROM COMPENSATION POLICIES AND PRACTICES

On an ongoing basis, we conduct assessments of our compensation policies and practices for all of our employees, including non-executive employees, with respect to risks that may arise from such policies and practices.  As part of such assessments, our management reviews and evaluates the key elements of all significant compensation programs in effect companywide or for any individual subsidiary, operating group or business, including the overall program objectives and structure, performance measures and targets, payout mechanisms and conditions and other relevant factors.  In carrying out its responsibilities for overseeing the management of risk related to compensation matters, the Compensation Committee of our Board of Directors reviews and discusses management’s assessments.  Based on the most recent assessment of our compensation policies and practices in February 2014, both management and the Compensation Committee concluded that risks arising from such compensation policies and practices are not reasonably likely to have a material adverse effect on Newport.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

The Compensation Committee is currently comprised of four non-employee directors: Messrs. Khaykin, O’Neill and Potashner and Dr. Patel, all of whom served on the Compensation Committee for all or a portion of 2013.  In addition, Mr. Guyett served on the Compensation Committee during 2013 until his retirement in May 2013.  None of the members serving on the Compensation Committee currently or during 2013 are or have been our officers or employees, and each member qualifies as an independent director as defined by Rules 5605(a)(2) and (d)(2) of the Nasdaq Listing Rules.  No executive officer serves as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving on our Board or our Compensation Committee.

REPORT OF THE COMPENSATION COMMITTEE

The Compensation Committee is responsible for, among other things, establishing, developing guidelines for, evaluating and approving all base salaries and annual and long-term cash and equity incentive compensation of Newport’s executive officers, and all other executive benefit plans, programs and agreements.  In fulfilling its responsibilities, the Compensation Committee has reviewed and discussed with management the information provided under the heading “Compensation Discussion and Analysis” in Newport’s proxy statement for its 2014 annual meeting of stockholders.  Based on such review and discussion, the Compensation Committee recommended to the Board of Directors that such information be included in such proxy statement.

Respectfully submitted,

Michael T. O’Neill, Chairman

Oleg Khaykin

C. Kumar N. Patel

Kenneth F. Potashner

The material in this report is not “soliciting material” and is not deemed filed with the Securities and Exchange Commission and is not to be incorporated by reference in any filing of Newport under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, whether made before or after the date hereof and irrespective of any general incorporation language in any such filing.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires our directors and executive officers, and persons who own more than ten percent of a registered class of our equity securities, to file with the Securities and Exchange Commission initial reports of ownership and reports of changes in ownership of our common stock and other equity securities.  Officers, directors and greater than ten percent stockholders are required by Securities and Exchange Commission regulations to furnish us with copies of all Section 16(a) reports they file.  To our knowledge, based solely upon the review of copies of such reports furnished to us and written representations that no other reports were required during fiscal year 2013 or prior fiscal years, all of our officers, directors and greater than ten percent stockholders have complied with all applicable Section 16(a) filing requirements.

TRANSACTIONS WITH RELATED PERSONS

We have not entered into a transaction with any related person since the beginning of our 2013 fiscal year.

In accordance with our Corporate Governance Guidelines and the charter of the Audit Committee of our Board of Directors, the Audit Committee is responsible for reviewing and approving any proposed transaction with any related person for which disclosure and/or approval is required under applicable law, including Securities and Exchange Commission and Nasdaq rules.  Currently, this review and approval requirement applies to any transaction to which Newport or any of our subsidiaries will be a party, in which the amount involved exceeds $120,000, and in which any of the following persons will have a direct or indirect material interest: (a) any of our directors or executive officers; (b) any nominee for election as a director; (c) any security holder who is known to us to own of record or beneficially more than five percent of any class of our voting securities; or (d) any member of the immediate family (as defined in Regulation S-K, Item 404) of any of the persons described in the foregoing clauses (a)-(c).

In the event that management becomes aware of any related person transaction, management will present information regarding such transaction to the Audit Committee for review and approval.  In addition, on at least an annual basis, the Audit Committee reviews and considers with management the disclosure requirements relating to transactions with related persons and the potential existence of any such transaction.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth specified information with respect to the beneficial ownership of our common stock as of March 15, 2014 by: (1) each person (or group of affiliated persons) who is known by us to beneficially own more than 5% of the outstanding shares of our common stock; (2) each of our named executive officers; (3) each of our directors; and (4) all of our executive officers and directors as a group.

	Amount and Nature of Shares Beneficially Owned(2)
Name and Address of Beneficial Owners(1)	Number	Percentage

BlackRock, Inc. (and certain of its subsidiaries) 40 East 52nd Street New York, NY 10022(3)	4,046,702	10.2%

Royce & Associates, LLC 745 Fifth Avenue New York, NY 10151(4)	3,573,206	9.0%

Dimensional Fund Advisors LP Palisades West, Building One 6300 Bee Cave Road Austin, TX 78746(5)	2,773,026	7.0%

Goldman Sachs Asset Management, L.P. and GS Investment Strategies, LLC 200 West Street New York, NY 10282(6)	2,287,348	5.8%

The Vanguard Group, Inc. (and certain of its subsidiaries) 100 Vanguard Blvd. Malvern, PA 19355(7)	2,270,711	5.7%

T. Rowe Price Associates, Inc. 100 E. Pratt Street Baltimore, MD 21202(8)	2,022,626	5.1%

Robert J. Phillippy(9)	402,209	1.0%

C. Kumar N. Patel(10)	214,686	*

Charles F. Cargile(11)	183,597	*

Jeffrey B. Coyne(12)	127,498	*

Dennis L. Werth(13)	111,238	*

Kenneth F. Potashner(14)	96,022	*

Michael T. O’Neill(15)	87,137	*

Laurence D. Parson(16)	72,035	*

Peter J. Simone(17)	53,217	*

Oleg Khaykin(18)	32,464	*

Christopher Cox	14,409	*

Cherry A. Murray	—

All executive officers and directors as a group (13 persons)(19)	1,493,419	3.7%

* Less than 1%

(1)                       Unless otherwise indicated, the business address of each holder is c/o Newport Corporation, 1791 Deere Avenue, Irvine, California 92606.

(2)                       The beneficial ownership is calculated based on 39,584,412 shares of our common stock outstanding as of March 15, 2014.  Beneficial ownership is determined in accordance with Securities and Exchange Commission rules.  In computing the number of shares beneficially owned by a person and the percentage ownership of that person, shares of common stock subject to options, stock appreciation rights, restricted stock units and/or other rights held by that person that are exercisable and/or will be settled upon vesting within 60 days of March 15, 2014 are deemed outstanding.  Such shares, however, are not deemed outstanding for the purpose of computing the percentage of each other person.  To our knowledge, except pursuant to applicable community property laws or as otherwise indicated, each person named in the table has sole voting and investment power with respect to the shares set forth opposite such person’s name, and none of such persons has pledged such shares as security for any obligation.

(3)                       The holder has sole voting power with respect to 3,929,844 shares of common stock and has sole dispositive power with respect to 4,046,702 shares of common stock.  The beneficial ownership information reflected in the table is included in the Schedule 13G Amendment No. 4 filed by the holder with the Securities and Exchange Commission on January 10, 2014.

(4)                       The beneficial ownership information reflected in the table is included in the Schedule 13G Amendment No. 12 filed by the holder with the Securities and Exchange Commission on January 13, 2014.

(5)                       The holder has sole voting power with respect to 2,700,411 shares of common stock and has sole dispositive power with respect to 2,773,026 shares of common stock.  The holder furnishes investment advice to four investment companies registered under the Investment Company Act of 1940 and serves as investment manager to certain other commingled group trusts and separate accounts.  In certain cases, subsidiaries of the holder may act as advisor or sub-advisor to certain investment companies, trusts and accounts.  In its role as investment advisor, sub-advisor and/or manager, the holder possesses voting and/or investment power over shares owned by such investment companies, trusts and accounts and may be deemed to be the beneficial owner of such shares; however, all such securities are owned by such investment companies, trusts and accounts, and the holder disclaims beneficial ownership of such securities.  The beneficial ownership information reflected in the table is included in the Schedule 13G Amendment No. 8 filed by the holder with the Securities and Exchange Commission on February 10, 2014.

(6)                       The holders have shared voting power with respect to 2,148,353 shares of common stock and have shared dispositive power with respect to 2,287,348 shares of common stock.  The holders disclaim beneficial ownership of the securities beneficially owned by (i) any client accounts with respect to which the holders or their employees have voting or investment discretion or both, or with respect to which there are limits on their voting or investment authority or both, and (ii) certain investment entities of which the holders act as the general partner, managing general partner or other partner, to the extent interests in such entities are held by persons other than the holders.  The beneficial ownership information reflected in the table is included in the Schedule 13G Amendment No. 1 filed by the holders with the Securities and Exchange Commission on February 13, 2014.

(7)                       The holder has sole voting power with respect to 60,062 shares of common stock, sole dispositive power with respect to 2,214,449 shares of common stock, and shared dispositive power with respect to 56,262 shares of common stock.  The beneficial ownership information reflected in the table is included in the Schedule 13G Amendment No. 2 filed by the holder with the Securities and Exchange Commission on February 12, 2014.

(8)                       The holder has sole voting power with respect to 530,690 shares of common stock and has sole dispositive power with respect to 2,022,626 shares of common stock.  These securities are owned by various individual and institutional investors for which the holder serves as investment advisor with power to direct investments and/or sole power to vote securities.  For purposes of the reporting requirements of the Exchange Act, the holder is deemed to be a beneficial owner of such securities; however, the holder expressly disclaims that it is, in fact, the beneficial owner of such securities.  The beneficial ownership information reflected in the table is included in the Schedule 13G Amendment No. 7 filed by the holder with the Securities and Exchange Commission on February 10, 2014.

(9)                       Includes stock-settled stock appreciation rights with respect to 162,890 shares of common stock that are exercisable within 60 days of March 15, 2014; 32,350 shares of common stock that are issuable within 60 days of March 15, 2014 upon the vesting of restricted stock units; and 51,714 shares of common stock held by Mr. Phillippy and his spouse as trustees of a family trust.

(10)                Includes options to purchase 15,000 shares of common stock that are exercisable within 60 days of March 15, 2014; 9,623 shares of common stock underlying restricted stock units that are held in Newport’s Deferred Compensation Plan for the benefit of Dr. Patel; and 176,019 shares of common stock held by Dr. Patel and his spouse as trustees of a family trust.

(11)                Includes options to purchase 25,000 shares of common stock and stock-settled stock appreciation rights with respect to 80,935 shares of common stock that are exercisable within 60 days of March 15, 2014; 15,660 shares of common stock that are issuable within 60 days of March 15, 2014 upon the vesting of restricted stock units; and 1,000 shares of common stock held by Mr. Cargile and his spouse as trustees of a family trust.

(12)                Includes stock-settled stock appreciation rights with respect to 66,135 shares of common stock that are exercisable within 60 days of March 15, 2014, and 12,790 shares of common stock that are issuable within 60 days of March 15, 2014 upon the vesting of restricted stock units.

(13)                Includes options to purchase 10,000 shares of common stock and stock-settled stock appreciation rights with respect to 55,880 shares of common stock that are exercisable within 60 days of March 15, 2014, and 11,090 shares of common stock that are issuable within 60 days of March 15, 2014 upon the vesting of restricted stock units.

(14)                Includes options to purchase 15,000 shares of common stock that are exercisable within 60 days of March 15, 2014.

(15)                Includes options to purchase 15,000 shares of common stock that are exercisable within 60 days of March 15, 2014; 16,633 shares of common stock underlying restricted stock units that are held in Newport’s Deferred Compensation Plan for the benefit of Mr. O’Neill; and 48,470 shares of common stock held by Mr. O’Neill as trustee of a family trust.

(16)                Includes options to purchase 9,000 shares of common stock and stock-settled stock appreciation rights with respect to 23,560 shares of common stock that are exercisable within 60 days of March 15, 2014, and 9,930 shares of common stock that are issuable within 60 days of March 15, 2014 upon the vesting of restricted stock units.

(17)                Includes options to purchase 15,000 shares of common stock that are exercisable within 60 days of March 15, 2014.

(18)                Includes 7,010 shares of common stock underlying restricted stock units that are held in Newport’s Deferred Compensation Plan for the benefit of Mr. Khaykin.

(19)                Includes options to purchase 104,000 shares of common stock and stock-settled stock appreciation rights with respect to 445,280 shares of common stock that are exercisable within 60 days of March 15, 2014; 92,910 shares of common stock that are issuable within 60 days of March 15, 2014 upon the vesting of restricted stock units; and 33,266 shares of common stock underlying restricted stock units held in Newport’s Deferred Compensation Plan.

INFORMATION REGARDING EQUITY COMPENSATION PLANS

The following table sets forth information with respect to securities authorized for issuance under our equity compensation plans as of December 28, 2013:

Equity Compensation Plan Information

Plan Category	Number of Securities to be Issued upon Exercise of Outstanding Options, Warrants and Rights (a)	Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights (b)	Number of Securities Remaining Available for Future Issuance under Equity Compensation Plans (excluding securities reflected in column (a)) (c)
Equity Compensation Plans Approved by Security Holders	3,428,995	$12.61	2,258,444
Equity Compensation Plans Not Approved by Security Holders	—	—	—
Total	3,428,995		2,258,444

All of our equity compensation plans under which options, warrants and rights were outstanding or available for future issuance as of December 28, 2013 have been approved by security holders.  The number of shares reflected in column (a) consists of: (i) outstanding options to purchase an aggregate of 433,846 shares of our common stock, which were issued under our 2001 Stock Incentive Plan; (ii) outstanding stock-settled stock appreciation rights with respect to an aggregate of 1,921,544 shares of our common stock, which were issued under our 2006 Performance-Based Stock Incentive Plan and our 2011 Stock Incentive Plan; and (iii) outstanding restricted stock units representing the right to receive upon vesting an aggregate of 1,073,605 shares of our common stock, which were issued under our 2006 Performance-Based Stock Incentive Plan and our 2011 Stock Incentive Plan.  The weighted-average exercise price reflected in column (b) represents the combined weighted-average exercise price (or base value) of all outstanding options (having a weighted-average exercise price of $13.53 per share) and all outstanding stock-settled stock appreciation rights (having a weighted-average base value of $12.40 per share).  All outstanding restricted stock units were awarded without payment of any purchase price.

An additional 33,266 restricted stock units, which were issued under our 2006 Performance-Based Stock Incentive Plan and our 2011 Stock Incentive Plan and have vested in accordance with the applicable award agreements, were deferred by the awardees under our Deferred Compensation Plan at the time of vesting and are currently held in the Deferred Compensation Plan for the benefit of such awardees.

REPORT OF THE AUDIT COMMITTEE

Committee Members and Charter

The Audit Committee is comprised of three directors.  None of the members of the Committee are or have been officers or employees of Newport and each member qualifies as an independent director as defined by Rules 5605(a)(2) and (c)(2) of the Nasdaq Listing Rules and Section 10A(m) of the Exchange Act and Rule 10A-3 promulgated thereunder.  Newport’s Board has determined that Mr. Simone is an “audit committee financial expert” as defined by the regulations promulgated by the Securities and Exchange Commission.

The Committee operates under a written charter adopted by Newport’s Board.  The Committee reviews its charter on an annual basis.  A copy of the charter of the Audit Committee is available on Newport’s Internet site at www.newport.com/corporategovernance.  Newport will also provide electronic or paper copies of the Audit Committee charter free of charge, upon request made to Newport’s Corporate Secretary.

Role of the Audit Committee

Newport’s management is responsible for Newport’s financial reporting process, including its systems of internal control over financial reporting, and for the preparation of its financial statements in accordance with generally accepted accounting principles.  Newport’s independent auditors are responsible for auditing those financial statements.  The role and responsibility of the Committee is to monitor and review these processes on behalf of the Board.

The members of the Committee are not employees of Newport and are not, nor do they represent themselves to be, accountants or auditors by profession, and they do not undertake to conduct auditing or accounting reviews or procedures.  Therefore, in performing the Committee’s oversight role, the Committee necessarily must rely on management’s representations that it has maintained appropriate accounting and financial reporting principles and policies, and appropriate internal control over financial reporting and disclosure controls and procedures designed to ensure compliance with accounting standards and applicable laws and regulations, and that Newport’s financial statements have been prepared with integrity and objectivity and in conformity with generally accepted accounting principles, and on the representations of the independent auditors included in their reports on Newport’s financial statements.

Report of the Audit Committee

The Committee held ten meetings during 2013, including telephonic meetings.  The meetings were designed, among other things, to facilitate and encourage communication among the Committee, management, and Newport’s independent auditors.  In addition to regularly scheduled meetings of the Committee, which correspond with the meetings of the Board held in February, May, August and November, the Committee held a meeting following the end of each quarter for the purpose of reviewing Newport’s annual or quarterly financial statements and its proposed public communications regarding its operating results and other financial matters.  A special meeting of the Audit Committee was held in January 2013 for the purpose of reviewing the results of Newport’s impairment analysis relating to goodwill and other intangible assets, and a special meeting was held in June 2013 for the purpose of reviewing and approving a capital expenditure proposal.

In fulfilling its oversight responsibilities, the Committee reviewed and discussed with management the audited financial statements of Newport for the fiscal year ended December 28, 2013, including a discussion of the quality, not just the acceptability, of the accounting principles, the reasonableness of significant estimates and judgments, critical accounting policies and the clarity of disclosures in the financial statements.  During 2013, the Committee reviewed Newport’s quarterly financial statements and its proposed public communications regarding its operating results and other financial matters, and reviewed Newport’s quarterly reports on Form 10-Q and annual report on Form 10-K prior to filing.

The Committee reviewed with Deloitte & Touche LLP, Newport’s independent auditors who are responsible for expressing an opinion on the conformity of those audited financial statements with accounting principles generally accepted in the United States, their judgments as to the quality, not just the acceptability, of Newport’s accounting principles, the reasonableness of significant estimates and judgments, critical accounting policies, the clarity of disclosures in the financial statements, and such other matters as are required to be discussed with the Committee by Public Company Accounting Oversight Board Auditing Standard No. 16 (Communications with Audit Committees).

The Committee discussed with Deloitte & Touche LLP the overall scope and plans for their annual audit and approved the fees to be paid to Deloitte & Touche LLP in connection therewith.  The Committee also discussed with management and Deloitte & Touche LLP the adequacy and effectiveness of Newport’s disclosure controls and procedures and internal control over financial reporting.  The Committee met separately with Deloitte & Touche LLP, without management present, to discuss the results of their examinations, their evaluations of Newport’s internal control over financial reporting, and the overall quality of Newport’s financial reporting.

The Committee also has discussed with Deloitte & Touche LLP the matters required to be discussed by Public Company Accounting Oversight Board Rule 3526 (Communication with Audit Committees Concerning Independence).  In addition, the Committee has received the written disclosures and the letter from Deloitte & Touche LLP as required by applicable requirements of the Public Company Accounting Oversight Board regarding communications with the Committee concerning independence, and the Committee has discussed the independence of Deloitte & Touche LLP with that firm, including the compatibility of non-audit services with Deloitte & Touche LLP’s independence.  The Committee has concluded that Deloitte & Touche LLP is independent from Newport and its management.

Based on the Committee’s review of the matters noted above and its discussions with Newport’s independent auditors and Newport’s management, the Committee recommended to the Board that the audited financial statements be included in Newport’s Annual Report on Form 10-K for the fiscal year ended December 28, 2013, including any amendments thereto.

Respectfully submitted,

Peter J. Simone, Chairman

Oleg Khaykin

C. Kumar N. Patel

The material in this report is not “soliciting material” and is not deemed filed with the Securities and Exchange Commission and is not to be incorporated by reference in any filing of Newport under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, whether made before or after the date hereof and irrespective of any general incorporation language in any such filing.

PROPOSAL TWO
RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS

The Audit Committee of our Board has selected Deloitte & Touche LLP, or Deloitte, as our independent auditors for the fiscal year ending January 3, 2015.  Deloitte audited our financial statements for the fiscal year ended December 28, 2013.  Neither our bylaws nor the Nevada General Corporation Law requires the approval of the selection of the independent auditors by our stockholders, but in view of the importance of the financial statements to stockholders, our Board deems it desirable that our stockholders ratify the selection of our auditors.

A representative of Deloitte will be present at the annual meeting, will be given the opportunity to make a statement if he or she so desires, and will be available to respond to appropriate questions.  If this proposal is not approved, the Audit Committee will reconsider its selection of independent auditors.  Because the Audit Committee has the sole authority to appoint the independent auditors, the ultimate decision to retain or appoint Deloitte in the future as our independent auditor will be made by the Audit Committee based upon the best interests of Newport at that time.

The Board of Directors recommends a vote “FOR” this proposal.

FEES BILLED BY DELOITTE & TOUCHE LLP

The table below reflects the aggregate fees billed for audit, audit-related, tax and other services rendered by Deloitte for our fiscal years ended December 28, 2013 and December 29, 2012.

Fee Category	Year Ended December 28, 2013	Year Ended December 29, 2012(1)
Audit Fees	$1,795,000	$1,573,240
Audit-Related Fees	—	—
Tax Fees	388,343	496,162
All Other Fees	—	—
Total Fees	$2,183,343	$2,069,402

(1)         Audit fees for the fiscal year ended December 29, 2012 have been updated from the amount previously reported in the proxy statement for our 2013 annual meeting of stockholders based on final billings issued following the mailing of such proxy statement.

Audit Fees

Audit fees billed for both years consisted of fees for professional services rendered for: (i) the audit of our annual consolidated financial statements; (ii) statutory audits; (iii) the review of our consolidated financial statements included in our quarterly reports on Form 10-Q; (iv) audit services related to other reports filed with the Securities and Exchange Commission; and (v) the audit of our internal control over financial reporting as required by the rules and regulations promulgated under Section 404 of the Sarbanes-Oxley Act of 2002.  For 2012, the audit fees also included fees for the review of accounting matters related to our acquisition of ILX Lightwave Corporation, which was consummated in January 2012.

Audit-Related Fees

No audit-related services were rendered by Deloitte to us for our fiscal years ended December 28, 2013 or December 29, 2012.

Tax Fees

Tax fees billed for both years included fees for services relating to tax planning and compliance, including preparation of tax returns.

All Other Fees

No other services were rendered by Deloitte to us for our fiscal years ended December 28, 2013 or December 29, 2012.

Audit Committee Pre-Approval Policies and Procedures

Consistent with Securities and Exchange Commission rules, the Audit Committee has the responsibility for appointing, setting compensation for and overseeing the work of our independent auditors.  As such, the Audit Committee has established a policy of pre-approving all audit and permissible non-audit services provided to us by our independent auditors.  Prior to engagement, the Audit Committee pre-approves these services by category of service.  The fees are budgeted and the Audit Committee requires the independent auditors and management to report actual fees versus the budget periodically throughout the year by category of service.  During the year, circumstances may arise that make it necessary to engage our independent auditors for additional services not contemplated in the original pre-approval.  In those instances, the Audit Committee requires specific pre-approval prior to engagement.  All audit and non-audit services provided by our independent auditors for our fiscal year 2013 were approved by the Audit Committee pursuant to this policy.

The Audit Committee may delegate pre-approval authority to one or more of its members.  The member to whom such authority is delegated must report, for informational purposes only, any pre-approval decisions to the Audit Committee at its next scheduled meeting.

The Audit Committee reviewed and discussed the services, in addition to audit services, rendered by Deloitte during fiscal year 2013, as well as the fees paid therefor, and has determined that the provision of such other services by Deloitte, and the fees paid therefor, were compatible with maintaining Deloitte’s independence.

PROPOSAL THREE
ADVISORY VOTE ON THE APPROVAL OF COMPENSATION OF NAMED EXECUTIVE OFFICERS

Our Board and our Compensation Committee are very interested in the ideas and concerns of our stockholders regarding executive compensation matters and, pursuant to Rule 14a-21(a) promulgated under the Exchange Act, we are asking our stockholders to approve, on an advisory basis, the compensation of our named executive officers, as such compensation is described in this proxy statement pursuant to the compensation disclosure rules of the Securities and Exchange Commission.  Based on the significant support expressed by our stockholders at our 2011 annual meeting for holding such advisory votes on an annual basis, our Board has determined that we will seek advisory votes on the approval of the compensation of our named executive officers on an annual basis until our annual meeting in 2017, at which time we will ask our stockholders to approve, on an advisory, non-binding basis, how frequently thereafter we will seek an advisory vote from stockholders on the approval of executive compensation.

Although the vote on this proposal is not binding on Newport, our Board or our Compensation Committee, our Board values feedback received from our stockholders, and the Board and the Compensation Committee will consider the outcome of the vote in developing compensation programs and making compensation decisions in the future.

We have highlighted below some key aspects of our executive compensation program.  We urge our stockholders to review the more detailed description of our executive compensation program contained in the section entitled “Compensation Discussion and Analysis” beginning on page 13 and in the compensation tables and accompanying narrative disclosures beginning on page 26.

Highlights of Our Compensation Program

Emphasis on Pay-for-Performance

The core of Newport’s executive compensation philosophy and practice continues to be to pay-for-performance.  Newport’s executive officers are compensated in a manner consistent with our strategy, competitive practice, sound corporate governance principles, and stockholder interests and concerns.  We believe that our compensation program is strongly aligned with the long-term interests of our stockholders.  A significant portion of each named executive officer’s total compensation is tied to the achievement of pre-established performance objectives.  For 2013, the target payouts under our cash incentive plan and the grant date fair values of restricted stock unit awards granted under our equity incentive plan, all of which had payouts that were subject to the achievement of pre-established performance goals, accounted for approximately 50% to 60% of each named executive officer’s target total direct compensation.

Our cash incentive plan provides for payouts that are 100% tied to the achievement of financial performance goals.  The financial measures assigned to each named executive officer for 2013 included a combination of revenue, profitability and cash flow, and the payouts for all of the financial measures were conditioned upon the achievement of at least the minimum level for each executive’s primary profitability goal.  These financial measures and payout conditions encourage profitable growth and strong cash generation.  In addition, the vesting of all restricted stock unit awards granted to our executives in 2013 was conditioned upon achievement of certain profitability levels for 2013, in addition to continued employment with the company.

In 2013, we experienced challenging market conditions in most of our primary end markets, which had a significant negative impact on our overall sales and profit levels.  Based on our 2013 financial performance, while we exceeded the minimum performance levels established under our cash incentive plan for certain cash flow measures, we did not achieve the minimum levels for the profitability measures or any of the other financial measures.  As such, none of our named executive officers received payouts under our 2013 cash incentive plan.  However, we did achieve the target profitability level established for the restricted stock unit awards granted to our executives in 2013.  Our financial performance and the results under our cash and equity incentive plans are discussed in more detail under “Compensation Discussion and Analysis” beginning on page 13.  We believe that these results demonstrate the strong alignment between our executive compensation philosophy and programs and Newport’s performance.

The Compensation Committee intends to continue to tie all payouts under our cash incentive plans and a significant portion of equity compensation to the achievement of performance objectives in the future.

Alignment with Long-Term Interests of Stockholders

We provide a significant portion of each named executive officer’s total compensation in the form of equity awards that vest over multiple years, which encourages the executive to remain employed by us and to drive sustained, long-term financial performance.  In 2013, our executives received a combination of restricted stock units with both performance-based conditions and a three-year time-based vesting schedule, and stock-settled stock appreciation rights with a three-year time-based vesting schedule.  The stock appreciation rights awarded to our executives are intended to incentivize them to drive performance that will increase stockholder value, as executives can realize value under the awards only if and to the extent that our stock price increases following the grant date.  We believe that the types and structure of equity awards granted to our executives align the interests of our executives with those of our stockholders to build long-term stockholder value, while also minimizing stockholder dilution.

Competitive Pay Reflecting Best Practices

We pay compensation to our named executive officers at levels that are competitive with other technology companies of similar size and scope, as measured by a range of annual revenue, number of employees and market capitalization.  Our general practice is to target base salaries, total cash compensation and equity compensation at the 50th percentile of these peer companies.  Our Compensation Committee regularly engages compensation consultants to conduct reviews of the compensation of our executives in relation to our peer companies to ensure that our pay continues to be appropriately competitive to attract and retain our executive talent.

Recommendation

Our Board believes that our executive compensation program is designed appropriately to attract and retain high-caliber executives who are essential to the success of our business and to ensure that the interests of our executives are well aligned with the interests of our stockholders.  Accordingly, we are asking our stockholders to indicate their support for the compensation of our named executive officers by voting FOR the adoption of the following resolution:

“RESOLVED, that the compensation paid to Newport’s named executive officers, as disclosed pursuant to the disclosure rules of the Securities and Exchange Commission in the section entitled ‘Compensation Discussion and Analysis,’ the tabular disclosures regarding such compensation and the accompanying narrative disclosures in Newport’s proxy statement for its 2014 annual meeting of stockholders, is hereby approved.”

Vote Required

Approval of this proposal requires the affirmative vote of the holders of a majority of the shares present and entitled to vote at the annual meeting in person or by proxy.  Proxies received in response to this solicitation will be voted in favor of the approval of the compensation of our named executive officers unless otherwise specified in the proxy.  This vote is advisory and, therefore, will not be binding on Newport or our Board.

The Board of Directors recommends a vote “FOR” this proposal.

Your cooperation in giving this matter your immediate attention and in returning your proxy promptly will be appreciated.

By order of the Board of Directors
/s/ Jeffrey B. Coyne
Jeffrey B. Coyne
Senior Vice President, General Counsel and Corporate Secretary

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: KEEP THIS PORTION FOR YOUR RECORDS DETACH AND RETURN THIS PORTION ONLY THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. Signature (Joint Owners) Date Date Signature [PLEASE SIGN WITHIN BOX] VOTE BY INTERNET - www.proxyvote.com Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form. ELECTRONIC DELIVERY OF FUTURE STOCKHOLDER COMMUNICATIONS If you would like to reduce the costs incurred by Newport Corporation in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access stockholder communications electronically in future years. VOTE BY PHONE - 1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Newport Corporation, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. NEWPORT CORPORATION 1791 DEERE AVENUE IRVINE, CA 92606 M72784-P47981 To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below. NEWPORT CORPORATION For All Withhold All For All Except Vote On Directors 1. ELECTION OF SIX DIRECTORS TO SERVE FOR ONE YEAR ! ! ! Nominees: 01) Christopher Cox 02) Oleg Khaykin 03) Cherry A. Murray 04) Robert J. Phillippy 05) Kenneth F. Potashner 06) Peter J. Simone The Board of Directors recommends a vote FOR all director nominees. For Abstain Against Vote On Proposals ! ! ! 2. RATIFICATION OF THE APPOINTMENT OF DELOITTE & TOUCHE LLP AS NEWPORT'S INDEPENDENT AUDITORS FOR THE FISCAL YEAR ENDING JANUARY 3, 2015. The Board of Directors recommends a vote FOR proposal 2. ! ! ! 3. ADVISORY VOTE ON THE APPROVAL OF THE COMPENSATION OF NEWPORT'S NAMED EXECUTIVE OFFICERS. The Board of Directors recommends a vote FOR proposal 3. 4. OTHER BUSINESS: In their discretion, the proxies are authorized to vote upon such other business as may properly be brought before the meeting or any adjournment thereof. ! For address changes and/or comments, please check this box and write them on the back where indicated. NOTE: Please sign exactly as your name(s) appear(s) hereon. All holders must sign. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. If a corporation, please sign in full corporate name by authorized officer. If a partnership, please sign in partnership name by authorized person.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice and Proxy Statement and Form 10-K are available at www.proxyvote.com. M72785-P47981 NEWPORT CORPORATION SOLICITED BY THE BOARD OF DIRECTORS FOR THE 2014 ANNUAL MEETING OF STOCKHOLDERS TUESDAY, MAY 20, 2014 By signing the proxy, the undersigned revokes all prior proxies and appoints Charles F. Cargile and Jeffrey B. Coyne, and each of them individually, the attorney, agent and proxy of the undersigned, with full power of substitution, to vote all stock of Newport Corporation which the undersigned is entitled to represent and vote on the matters shown on the reverse side at the 2014 Annual Meeting of Stockholders of Newport Corporation to be held at the corporate headquarters, located at 1791 Deere Avenue, Irvine, California 92606, on May 20, 2014, at 9:00 a.m. Pacific Time, and at any and all adjournments or postponements thereof, as fully as if the undersigned were present and voting at the meeting. In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting. THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED AS SPECIFIED, BUT IF NO SPECIFICATION IS MADE, THIS PROXY WILL BE VOTED FOR ELECTION OF THE DIRECTOR NOMINEES, FOR PROPOSAL 2 AND FOR PROPOSAL 3. THE PROXIES MAY VOTE IN THEIR DISCRETION AS TO OTHER MATTERS WHICH MAY BE BROUGHT BEFORE THE MEETING. WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, YOU ARE URGED TO SIGN AND RETURN THIS PROXY, WHICH MAY BE REVOKED AT ANY TIME PRIOR TO ITS USE. Address Changes/Comments: ______________________________________________________________________________ ________________________________________________________________________________________________________ (If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.)